Exhibit 2.1

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

By and Between

AARON’S HOLDINGS COMPANY, INC.

and

THE AARON’S COMPANY, INC.

Dated as of November 29, 2020

i

ii

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT is entered into on November 29, 2020, by and between AARON’S HOLDINGS COMPANY, INC., a Georgia corporation (“Parent”), and THE AARON’S COMPANY, INC., a Georgia corporation (“SpinCo”). Parent and SpinCo are sometimes referred to herein, individually, as a “Party” and, together, as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in ARTICLE I.

R E C I T A L S

WHEREAS, Parent, acting through itself and its direct and indirect Subsidiaries, currently conducts the Progressive Leasing and Vive Business and the Aaron’s Business;

WHEREAS, the board of directors of Parent has determined that it is appropriate, desirable and in the best interests of Parent and its shareholders to separate SpinCo from the rest of Parent and to establish SpinCo as a separate, publicly traded company, such that, following the Distribution: (i) Parent will own and conduct, directly and indirectly, the Progressive Leasing and Vive Business, and (ii) SpinCo will own and conduct, directly and indirectly, the Aaron’s Business; and in furtherance of the foregoing, to effect the Spin-Off as more fully described in this Agreement;

WHEREAS, Parent currently intends that, at the Effective Time, Parent shall distribute to the Record Holders, on a pro rata basis, all of the outstanding shares of SpinCo Common Stock, as more fully described in this Agreement (the “Distribution”);

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities except for activities undertaken in preparation for the Distribution;

WHEREAS, for U.S. federal income tax purposes, (i) the transfer by Parent of the SpinCo Assets and the SpinCo Liabilities (including, for the avoidance of doubt, all of the equity interests of Aaron’s) to SpinCo, as more fully described in this Agreement (the “Contribution”) in actual or constructive exchange for the issuance by SpinCo to Parent of all of the shares of SpinCo Common Stock and (ii) the Distribution, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement together with the Ancillary Agreements, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, Parent and SpinCo have prepared, and SpinCo has filed with the Commission, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning SpinCo, the Separation and the Distribution; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of Parent, SpinCo and their respective Group Members following the Spin-Off.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Reference is made to Section 11.15 regarding the interpretation of certain words and phrases used in this Agreement. In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below:

“AAA” has the meaning set forth in Section 9.03(a).

“AAA Rules” has the meaning set forth in Section 9.03(a).

“Aaron’s” means Aaron’s, LLC, a Georgia limited liability company and successor to Aaron’s, Inc.

“Aaron’s Business” means (a) the business, operations and activities of the “Aaron’s Business” segment of Parent conducted at any time prior to the Effective Time by either Party or any of their respective Group Members, including as described in the Information Statement, and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted, including those set forth on Schedule I.

“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. The Parties agree that, for the purposes of this Agreement and the Ancillary Agreements, no Parent Group Member shall be deemed to be an Affiliate of any SpinCo Group Member and no SpinCo Group Member shall be deemed to be an Affiliate of any Parent Group Member.

“Agent” means Computershare Trust Company, N.A., or such other trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the SpinCo Common Stock in connection with the Distribution.

“Agreement” means this Separation and Distribution Agreement, including the Schedules hereto.

“Ancillary Agreements” means the TSA, TMA, EMA, TAA, the Transfer Documents, the Internal Reorganization Documents and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement by the Parties or their Affiliates (but as to which no Third Party is a party).

“Arbitration Act” means the Federal Arbitration Act, 9 U.S.C. Section 1, et seq.

“Assets” means, with respect to any Person, all assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including buildings, land, structures, improvements and fixtures thereon, and all easements and rights-of-way appurtenant thereto, and all leasehold interests, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) (i) all interests in any capital stock or other equity, partnership, membership, joint venture or similar interests of any Subsidiary or any other Person; (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; (iv) all other investments in securities of any Person; and (v) all rights as a partner, joint venturer or participant;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;

(g) all deposits, letters of credit, performance bonds and other surety bonds;

(h) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other Third Parties;

(i) all United States, state, multinational and foreign intellectual property, including Patents, Trademarks, Other Intellectual Property, licenses from Third Parties granting the right to use any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(j) all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created;

(k) all Internet URLs, domain names, social media handles and Internet user names and all UPC numbers or equivalent company name pre-fix numbers;

(l) all websites, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(m) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(n) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(o) all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all claims, causes in action, lawsuits, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(p) all Insurance Proceeds and rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(q) all licenses, permits, consents, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor, and in each case all rights thereunder;

(r) Cash, bank accounts, lock boxes and other deposit arrangements;

(s) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(t) all goodwill as a going concern and other intangible properties.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in Atlanta, Georgia are authorized or obligated by Law or executive order to close.

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, as well as petty cash in registers, in each case, whether denominated in United States dollars or otherwise.

“Code” has the meaning set forth in the recitals.

“Commission” means the Securities and Exchange Commission.

“Common Privileges” has the meaning set forth in Section 6.08.

“Confidential Information” has the meaning set forth in Section 6.09(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Third Party.

“Contribution” has the meaning set forth in the recitals.

“Custodial Party” has the meaning set forth in Section 6.04(b).

“Direct Claim” has the meaning set forth in Section 5.06(a).

“Disclosure Schedules” means the disclosure schedules attached hereto.

“Disputes” has the meaning set forth in Section 9.01.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date, determined in accordance with Section 4.03, on which the Distribution occurs.

“Distribution Ratio” means the number of shares of SpinCo Common Stock to be distributed in respect of each share of Parent Common Stock in the Distribution, which ratio shall be determined by the board of directors of Parent prior to the Record Date.

“Domain Names” means the domain name registrations owned by a Parent Group Member or a SpinCo Group Member, including those listed on Section 7.02(a) or Section 7.02(b) of the Disclosure Schedules.

“Effective Time” has the meaning set forth in Section 4.01(b).

“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and between Parent and SpinCo.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance, including with any product take back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Escalation Notice” has the meaning set forth in Section 9.02(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing Parent Financing Arrangements” means (a) the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of September 18, 2017, among Aaron’s, Inc. the guarantors named therein, the lenders party thereto and Truist Bank (formerly SunTrust Bank), as administrative agent, as amended, (b) the Fourth Amended and Restated Loan Facility Agreement and Guaranty, dated as of October 25, 2017, among Aaron’s, Inc. the guarantors named therein, the participants party thereto and Truist Bank (formerly SunTrust Bank), as servicer, as amended, (c) the Note Purchase Agreement, dated as of April 14, 2014, by Aaron’s, Inc. and Aaron Investment Company as Issuers of Series A Senior Notes due April 14, 2021, as amended, and (d) the Note Purchase Agreement, dated as of April 14, 2014, by Aaron’s, Inc. and Aaron Investment Company as Issuers of Series B Senior Notes due April 14, 2021, as amended.

“First Post-Distribution SEC Report” has the meaning set forth in Section 11.07.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, unusually severe weather conditions, floods, riots, fires, explosions, sabotage, civil commotion or civil unrest, interference by civil or military authorities, cyberattacks, epidemics, pandemics, acts of war (declared or undeclared) or armed hostilities, other regional, national or international calamities or acts of terrorism, strikes, labor stoppages, or slowdowns or other industrial disturbances; or failures of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” means the registration statement on Form 10 filed by SpinCo with the Commission pursuant to Section 12(b) of the Exchange Act to effect the registration of SpinCo Common Stock to be distributed in the Distribution, as such registration statement may be amended or supplemented from time to time.

“Georgia Courts” has the meaning set forth in Section 11.12.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents, licenses, authorizations, registrations or permits to be obtained from, any Governmental Authority, including, for the avoidance of doubt, state regulators.

“Governmental Authority” means any supranational, international, national, federal, state, provincial or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Group” means either the Parent Group or the SpinCo Group, as the context requires.

“Group Action” means any past, present or future Action involving Parent, a Parent Group Member, a Parent Indemnitee (but only if in a capacity entitling such Person to the rights of a Parent Indemnitee), SpinCo, a SpinCo Group Member, or a SpinCo Indemnitee (but only if in a capacity entitling such Person to the rights of a SpinCo Indemnitee), in each case other than any such matter solely between Parent, any Parent Group Member or Parent Indemnitee (only if in a capacity entitling such Person to the rights of a Parent Indemnitee), on the one hand, and SpinCo, any SpinCo Group Member, or SpinCo Indemnitee (only if in a capacity entitling such Person to the rights of a SpinCo Indemnitee), on the other hand, arising with respect to a controversy, dispute or claim under this Agreement or any Ancillary Agreement.

“Group Member” means any Business Entity that is a part of either the Parent Group or the SpinCo Group, as the context requires. “Group Members” mean Business Entities of either or both of the Parent Group or the SpinCo Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or otherwise regulated by or pursuant to, any Environmental Law, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances, and anything defined as a hazardous substance, extremely hazardous substance, solid waste, hazardous waste, hazardous material or toxic substance under a relevant Environmental Law.

“Indemnifying Party” has the meaning set forth in Section 5.04(a).

“Indemnitee” has the meaning set forth in Section 5.04(a).

“Indemnity Payment” has the meaning set forth in Section 5.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, marketing plans, customer names, Privileged Information, and other technical, financial, employee or business information or data; provided that “Information” does not include Patents, Trademarks, or Other Intellectual Property.

“Information Statement” means the information statement, included with the Form 10 and to be sent to the holders of Parent Common Stock in connection with the Distribution, as such Information Statement may be amended from time to time.

“Insurance Proceeds” means, with respect to any insured party, those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of set-off) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), net of any costs or expenses incurred in the collection thereof and net of any Taxes resulting from the receipt thereof.

“Intended Tax Treatment” has the meaning set forth in the TMA.

“Intercompany Accounts” has the meaning set forth in Section 2.04(a).

“Intercompany Agreements” has the meaning set forth in Section 2.04(a).

“Internal Reorganization” means the transactions described in the Plan of Reorganization, including the Contribution.

“Internal Reorganization Documents” means the documents and agreements pursuant to which the Internal Reorganization shall be implemented.

“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, Consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), expenses, fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law or other pronouncements of Governmental Authorities having the effect of Law, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Licensed Parent Information” means information and data in written, oral, electronic or other tangible or intangible forms, that, immediately after the Effective Time, is owned by a Parent Group Member, that, immediately prior to the Effective Time, was used or held for use in the Aaron’s Business as established by reasonably sufficient evidence; provided that “Licensed Parent Information” does not include Patents, Trademarks, personally identifiable information (except as otherwise mutually agreed to by the relevant Parent Group Member and SpinCo), or customer, vendor and supplier lists that are protectible under trade secret laws, in each instance, that are owned by a Parent Group Member immediately after the Effective Time or any information or data that the Parent Group Member owner thereof would be prohibited from licensing to SpinCo under applicable Law, and provided further that in the event any Licensed Parent Information would also be Licensed Parent Other IP (under the definition of that term), such Licensed Parent Information shall be deemed to be Licensed Parent Other IP (and not Licensed Parent Information).

“Licensed Parent Other IP” means: (a) published and unpublished works of authorship and copyrights therein, and all applications, registrations, and renewals in connection therewith; (b) software, data, databases and compilations of information; and (c) inventions (whether patentable or not), invention disclosures, shop rights, formulas, processes, developments, technology, designs, trade secrets and know-how that, immediately after the Effective Time, are owned by a Parent Group Member and, immediately prior to the Effective Time, were used or held for use in the Aaron’s Business as established by reasonably sufficient evidence; provided that “Licensed Parent Other IP” does not include Patents, Trademarks, personally identifiable information (except as otherwise mutually agreed to by the relevant Parent Group Member owner and SpinCo), or customer, vendor and supplier lists that are protectible under trade secret laws, in each instance, that are owned by a Parent Group Member immediately after the Effective Time or any other personal information or data that the Parent Group Member owner thereof would be prohibited from licensing to SpinCo under applicable Law.

“Licensed SpinCo Information” means information and data in written, oral, electronic or other tangible or intangible forms that, immediately after the Effective Time, is owned by a SpinCo Group Member, that, immediately prior to the Effective Time, was used or held for use in the Progressive

Leasing and Vive Business as established by reasonably sufficient evidence; provided that “Licensed SpinCo Information” does not include Patents, Trademarks, personally identifiable information (except as otherwise mutually agreed to by the relevant SpinCo Group Member owner and Parent), or customer, vendor and supplier lists that are protectible under trade secret laws, in each instance, that are owned by a SpinCo Group Member immediately after the Effective Time or any information or data that the SpinCo Group Member owner thereof would be prohibited from licensing to Parent under applicable Law, and provided further that in the event any Licensed SpinCo Information would also be Licensed SpinCo Other IP (under the definition of that term), such Licensed SpinCo Information shall be deemed to be Licensed SpinCo Other IP (and not Licensed SpinCo Information).

“Licensed SpinCo Other IP” means: (a) published and unpublished works of authorship and copyrights therein, and all applications, registrations, and renewals in connection therewith; (b) software, data, databases and compilations of information; and (c) inventions (whether patentable or not), invention disclosures, shop rights, formulas, processes, developments, technology, designs, trade secrets and know-how (that, immediately after the Effective Time, is owned by a SpinCo Group Member that, immediately prior to the Effective Time, was used or held for use in the Progressive Leasing and Vive Business as established by reasonably sufficient evidence; provided that “Licensed SpinCo Other IP” does not include Patents, Trademarks, personally identifiable information (except as otherwise mutually agreed to by the relevant SpinCo Group Member owner and Parent), or customer, vendor and supplier lists that are protectible under trade secret laws, in each instance, that are owned by a SpinCo Group Member immediately after the Effective Time or any other information or data that the SpinCo Group Member owner thereof would be prohibited from licensing to Parent under applicable Law.

“New SpinCo Financing Arrangements” means the SpinCo Credit Facility and such additional or alternative financing arrangements and agreements with respect to indebtedness for borrowed money as shall have been agreed by Parent and entered into by SpinCo prior to or at the Effective Time.

“New Parent Financing Arrangements” means the Parent Credit Facility and such additional or alternative financing arrangements and agreements with respect to indebtedness for borrowed money entered into by Parent prior to or at the Effective Time.

“Non-Custodial Party” has the meaning set forth in Section 6.04(b)(i).

“NYSE” means the New York Stock Exchange.

“Other Intellectual Property” means all rights, title or interest in, under or in respect of: (a) published and unpublished works of authorship and copyrights therein, and all applications, registrations, and renewals in connection therewith; (b) software, data, databases and compilations of information; (c) inventions (whether patentable or not), invention disclosures, shop rights, formulas, processes, developments, technology, designs, trade secrets and know-how; (d) websites (including the layout, design and contents of the web pages and underlying codes); (e) sale, marketing, advertising and promotional materials; (f) social media user names, identifiers and profiles, and rights in telephone numbers; (g) rights of publicity and privacy, rights to personal information and moral rights; (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium) that are in a Party’s or its Group Member’s possession or control; (i) all rights pertaining to any of the foregoing arising under international treaties and convention rights; (j) the right and power to assert, defend and recover title to any of the foregoing; (k) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (l) all administrative rights and common law rights arising from the foregoing; provided that “Other Intellectual Property” does not include Patents or Trademarks.

“Other Party Marks” has the meaning set forth in Section 7.01(a).

“Parent” has the meaning set forth in the preamble.

“Parent Accounts” has the meaning set forth in Section 2.06(a).

“Parent Action” means those Group Actions (a) primarily relating to, arising out of or resulting from the Parent Assets, the Parent Liabilities or the Progressive Leasing and Vive Business, including any shareholder derivative or securities class action primarily relating to, arising out of or resulting from the Parent Assets, the Parent Liabilities or the Progressive Leasing and Vive Business which is (i) brought by any current or former equity security holder of the publicly traded equity securities of Parent or Aaron’s and (ii) arises exclusively from any acts, omissions, disclosures, or lack of disclosure occurring prior to the Effective Time, irrespective of the facts alleged, or (b) set forth on Section 1.01(a) of the Disclosure Schedules.

“Parent Assets” means any and all Assets of the Parties or their respective Subsidiaries as of the Effective Time, other than the SpinCo Assets, including:

(a) all issued and outstanding equity interests of each Parent Group Member that are owned by either Party or any members of its Group as of the Effective Time, other than, for the avoidance of doubt, the Parent Common Stock;

(b) all shares of capital stock or other equity interests held by any SpinCo Group Member in certain Business Entities that have been or shall be contributed to, or otherwise transferred, conveyed, or assigned to, the Parent Group as listed on Section 1.01(b) of the Disclosure Schedules;

(c) the Assets of either Party or its Group Members as of the Effective Time listed or described on Section 1.01(c) of the Disclosure Schedules (which for the avoidance of doubt is not a comprehensive listing of all Parent Assets and is not intended to limit the other clauses of this definition of “Parent Assets”);

(d) all Cash of either Party or its Group Members as of the Effective Time (other than the SpinCo Minimum Cash and any SpinCo Third-Party Deposited Cash);

(e) any and all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be retained by or transferred to or owned by Parent or any other Parent Group Member;

(f) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time related to the Parent Portion of any Shared Contract;

(g) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time under the Parent Contracts;

(h) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to any Parent Intellectual Property;

(i) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to any Domain Names listed on Section 7.02(b) of the Disclosure Schedules;

(j) all other rights, title or interests in, and claims thereto, of either Party or any of their Group Members as of the Effective Time with respect to Information that is primarily related to the Parent Assets (including, for the avoidance of doubt, the Parent Intellectual Property), the Parent Liabilities, the Progressive Leasing and Vive Business or the Parent Group Members, in each case as compared to the SpinCo Assets, SpinCo Liabilities, Aaron’s Business or SpinCo Group Members;

(k) a non-exclusive license to the Licensed SpinCo Information upon the terms and subject to the conditions set out in Section 7.03(b) below;

(l) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to the real property listed on Section 1.01(d) of the Disclosure Schedules;

(m) the Assets of either Party or its Group Members as of the Effective Time relating to, arising out of or resulting from any Parent Action;

(n) all approvals, registrations, permits or authorizations of either Party or any its Group Members issued by any Governmental Authority as of the Effective Time (other than the SpinCo Permits).

The Parties agree that all assets transferred pursuant to Section 2.02 shall be Parent Assets for purposes of this Agreement and the Ancillary Agreements regardless of when such assets are assumed by Parent or a Parent Group Member or designee.

“Parent Common Stock” means the common stock, $0.50 par value per share, of Parent.

“Parent Contracts” means all contracts, agreements, arrangements, commitments or understandings to which either Party or any of its Group Members is a party or by which it or its Assets is bound, whether or not in writing, in each case immediately prior to the Effective Time (other than the SpinCo Contracts).

“Parent Derivative Works” has the meaning set forth in Section 7.03(b)(iii).

“Parent Disclosure Sections” means all information set forth in or omitted from the Form 10 or Information Statement and any other documents filed with the Commission to the extent relating to (a) the Parent Group, (b) the Parent Liabilities, (c) the Parent Assets or (d) the substantive disclosure set forth in the Form 10 and Information Statement relating to Parent’s board of directors’ consideration of the Spin-Off, including the section entitled “Reasons for the Separation.”

“Parent Group” means (a) Parent, (b) each Business Entity identified on Section 1.01(e) of the Disclosure Schedules and (c) each other Business Entity that is or becomes a direct or indirect Subsidiary of Parent at or after the Effective Time, including in each case any such Business Entity that is formed or acquired after the date hereof or any Business Entity that is merged or consolidated with and into Parent or any Subsidiary of Parent, in each case, other than any SpinCo Group Member.

“Parent Group Member” means any Group Member of the Parent Group.

“Parent Indemnitees” has the meaning set forth in Section 5.02.

“Parent Intellectual Property” means (a) the Patents and Trademarks set forth on Section 1.01(f) of the Disclosure Schedules and any other Patents or Trademarks owned by either Party or any of its Group Members that, as of the Effective Time, are primarily used or held for use in the Progressive Leasing and Vive Business, as compared to the Aaron’s Business; (b) the Other Intellectual Property owned by either Party or any of its Group Members that, as of the Effective Time, is primarily used or held for use in the Progressive Leasing and Vive Business, as compared to the Aaron’s Business; (c) the rights to any Patents, Trademarks, and Other Intellectual Property that are exclusively allocated to Parent or a Parent Group Member pursuant to any Ancillary Agreement; and (d) a non-exclusive license, upon the terms and subject to the conditions set forth in Section 7.03(b) below, to the Licensed SpinCo Other IP.

“Parent Liabilities” means, without duplication, the following Liabilities of either Party or any of its Group Members (which for the avoidance of doubt, shall not include any Shared Action Liabilities:

(a) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), of any member of the Parent Group and, prior to the Effective Time, any member of the SpinCo Group, in each case that are not SpinCo Liabilities or Shared Action Liabilities;

(b) all Liabilities relating to, arising out of or resulting from the Parent Portion of any Shared Contracts;

(c) the Liabilities listed or described on Section 1.01(g) of the Disclosure Schedules;

(d) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any Parent Group Member, and all agreements, obligations and Liabilities of any Parent Group Member under this Agreement or any of the Ancillary Agreements;

(e) all Liabilities relating to, arising out of or resulting from the Existing Parent Financing Arrangements or the New Parent Financing Arrangements other than costs and expenses paid prior the Effective Time by SpinCo or a SpinCo Group Member;

(f) all Liabilities relating to, arising out of or resulting from any Parent Action;

(g) all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the Parent Disclosure Sections; and

(h) all Liabilities arising out of claims made by Third Parties (including Parent’s or SpinCo’s respective directors, officers, shareholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the Parent Assets or the Progressive Leasing and Vive Business; provided, that this clause (h) shall not apply to any Shared Action Liabilities.

The Parties agree that all Liabilities transferred pursuant to Section 2.02 shall be Parent Liabilities for purposes of this Agreement and the Ancillary Agreements regardless of when such Liabilities are assumed by Parent or a Parent Group Member or designee.

“Parent Credit Facility” means a secured or unsecured credit facility to be entered into prior to the Distribution and in connection with the Separation, by and among a subsidiary of Parent, as borrower, an administrative agent, certain arrangers and each of the financial institutions from time to time party thereto, providing for a revolving credit facility in such amount as shall have been agreed by Parent.

“Parent Licensed Purposes” has the meaning set forth in Section 7.03(b)(i).

“Parent Portion” has the meaning set forth in Section 2.05(a).

“Parent Transfer Documents” has the meaning set forth in Section 2.01(b).

“Party” has the meaning set forth in the preamble.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from the patents, patent applications or provisional applications in clause (a) or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications; (c) all patents that have issued or in the future issue from the foregoing patent applications specified in clauses (a) and (b), including utility models, petty patents, design patents, registered industrial designs, and certificates of invention; (d) all patent term extensions or restorations by existing or future extension or restoration mechanisms, including any supplementary protection certificates and the like, as well as any revalidations, reissues, re-examinations, oppositions and the like of the foregoing patents or patent applications specified in clauses (a), (b) and (c); (e) all similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to each of such foregoing patent applications and patents; (f) the right and power to assert, defend and recover title to any of the foregoing; and (g) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing.

“Person” means any (a) individual; (b) Business Entity; or (c) Governmental Authority.

“Plan of Reorganization” means the reorganization plan and structure set forth on Schedule II.

“Prime Rate” means the rate that Bloomberg displays as Prime Rate by Country United States at http://www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or its respective Group Members would be entitled to assert or have asserted a privilege or immunity, including the attorney-client privilege and attorney work product protection.

“Progressive Leasing and Vive Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any of their respective Group Members, other than the Aaron’s Business.

“Providing Party” has the meaning set forth in Section 6.01(a).

“Record Date” means the close of business on the date to be determined by the Parent board of directors, or a duly authorized committee thereof, as the record date for determining the shareholders of Parent entitled to receive shares of SpinCo Common Stock in the Distribution, as determined in accordance with Section 4.03.

“Record Holders” has the meaning set forth in Section 4.01(b)(i).

“Records Facility” has the meaning set forth in Section 6.04(b)(i).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representative” has the meaning set forth in Section 6.09(a).

“Requesting Party” has the meaning set forth in Section 6.01(a).

“Retained Information” has the meaning set forth in Section 6.04(a).

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” means (a) the Internal Reorganization, (b) any actions to be taken pursuant to ARTICLE II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a Group Member of one Group and a Group Member of the other Group, provided for in this Agreement or in any Ancillary Agreement.

“Shared Action” means any of the following:

(a) any Third-Party Claim (i) that first arises after the Effective Time (A) and in respect of which the loss, claim, accident, occurrence, event or happening giving rise to any Third-Party Claim existed or occurred prior to the Effective Time, or (B) and relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time, including any shareholder derivative or securities class action (x) brought by any current or former equity security holder of the publicly traded equity securities of Parent or Aaron’s and (y) arising exclusively from any acts, omissions, disclosures, or lack of disclosure occurring prior to the Effective Time, irrespective of the facts alleged, and (ii) that is not a Parent Action or a SpinCo Action; and

(b) any Third-Party Claim relating to, arising out of or resulting from any Action by any Third Party, including any shareholder derivative action, asserted against any member of either Group directly based on any act or omission, or alleged act or omission, taken to effect the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements, other than any Third-Party Claims which constitute Liabilities under clause (h) of the definition of “SpinCo Liabilities” and clause (g) of the definition of “Parent Liabilities” and

(c) any Actions set forth in Schedule III.

“Shared Action Liability” means any Liabilities relating to, arising out of or resulting from any Shared Action.

Notwithstanding the foregoing, the Shared Actions Liabilities shall not include any Liabilities governed by the TMA or the EMA.

“Shared Contract” means any contract or agreement of any member of either Group (a) that is set forth on Section 1.01(h) of the Disclosure Schedules, or (b)(i) that relates in any material respect to both the Progressive Leasing and Vive Business and the Aaron’s Business, and (ii) either (A) that the Parties specifically intended to amend or divide, modify, partially assign or replicate (in whole or in part) the respective rights and obligations under and in respect of such contract or agreement prior to the Effective Time, but were not able to do so prior to the Effective Time, or (B) the existence of which either Party discovers prior to the date that is eighteen (18) months after the Distribution and had the Parties given specific consideration to such contract or agreement they would have amended or divided, modified, partially assigned or replicated (in whole or in part) the respective rights and obligations under and in respect of such contract or agreement.

“Shared Privileges” has the meaning set forth in Section 6.08(d).

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Accounts” has the meaning set forth in Section 2.06(a).

“SpinCo Action” means those Group Actions (a) primarily relating to, arising out of or resulting from the SpinCo Assets, the SpinCo Liabilities or the Aaron’s Business, including any shareholder derivative or securities class action primarily relating to, arising out of or resulting from the SpinCo Assets, the Spinco Liabilities or the Aaron’s Business which is (i) brought by any current or former equity security holder of the publicly traded equity securities of Parent or Aaron’s and (ii) arises exclusively from any acts, omissions, disclosures, or lack of disclosure occurring prior to the Effective Time, irrespective of the facts alleged or (b) set forth on Section 1.01(i) of the Disclosure Schedules.

“SpinCo Assets” means, without duplication, only the following Assets:

(a) all issued and outstanding equity interests of each SpinCo Group Member that are owned by either Party or any members of its Group as of the Effective Time, other than the SpinCo Common Stock;

(b) except with respect to any Assets constituting Cash, all Assets of either Party or its Group Members as of the Effective Time reflected as assets of SpinCo or another SpinCo Group Member on the SpinCo Balance Sheet, and all Assets acquired after the date of the SpinCo Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been included or reflected on the SpinCo Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; it being understood that (i) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this clause (c); and (ii) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (c);

(c) (i) the SpinCo Minimum Cash and (ii) any Cash that is restricted as to withdrawal or usage by a Third Party pursuant to a SpinCo Contract, including lease deposits with landlords (“SpinCo Third-Party Deposited Cash”);

(d) the Assets listed or described on Section 1.01(j) of the Disclosure Schedules (which for the avoidance of doubt is not a comprehensive listing of all SpinCo Assets and is not intended to limit the other clauses of this definition of “SpinCo Assets”);

(e) any and all other Assets of either Party or any of its Group Members as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be retained by or assigned or allocated to SpinCo or any other SpinCo Group Member;

(f) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time related to the SpinCo Portion of any Shared Contract;

(g) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time under the SpinCo Contracts;

(h) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to any SpinCo Intellectual Property;

(i) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to any Domain Names listed on Section 7.02(a) of the Disclosure Schedules;

(j) all other rights, title or interests in, and claims thereto, of either Party or any of their Group Members as of the Effective Time with respect to Information that is primarily related to the SpinCo Assets (including, for the avoidance of doubt, the SpinCo Intellectual Property), the SpinCo Liabilities, the Aaron’s Business or the SpinCo Group Members, in each case as compared to the Parent Assets, Parent Liabilities, Progressive Leasing and Vive Business or Parent Group Members;

(k) a non-exclusive license to the Licensed Parent Information upon the terms and subject to the conditions set out in Section 7.03(c) below;

(l) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to the real property described or listed on Section 1.01(k) of the Disclosure Schedules (the “SpinCo Real Property”);

(m) the Assets of either Party or its Group Members as of the Effective Time relating to, arising out of or resulting from any SpinCo Action;

(n) all approvals, registrations, permits or authorizations issued by any Governmental Authority as of the Effective Time that relate primarily to the Aaron’s Business or the SpinCo Assets, as compared to the Progressive Leasing and Vive Business or the Parent Assets (the “SpinCo Permits”); and

(o) except with respect to any Assets constituting Cash, all other Assets owned or held immediately prior to the Effective Time by Parent or any of its Subsidiaries that are determined by Parent, in good faith prior to the Distribution, to be primarily related to or primarily used in the Aaron’s Business.

The Parties agree that all assets transferred pursuant to Section 2.02 shall be SpinCo Assets for purposes of this Agreement and the Ancillary Agreements regardless of when such assets are assumed by SpinCo or a SpinCo Group Member or designee.

Notwithstanding the foregoing, the SpinCo Assets shall not in any event include any Asset referred to in clauses (a) through (m) of the definition of “Parent Assets”.

“SpinCo Balance Sheet” means the pro forma combined balance sheet of the Aaron’s Business, including the notes thereto, as of September 30, 2020, included in the Information Statement.

“SpinCo Common Stock” means the common stock, $0.50 par value per share, of SpinCo.

“SpinCo Contract” means the following contracts, agreements, arrangements, commitments or understandings to which either Party or any of its Group Members is a party or by which it or its Assets is bound, whether or not in writing, in each case, immediately prior to the Effective Time:

(a) (i) any contract, agreement, arrangement, commitment or understanding listed on Section 1.01(l) of the Disclosure Schedules and (ii) any other contract, agreement, commitment or understanding that relates primarily to the Aaron’s Business as compared to the Progressive Leasing and Vive Business (other than Parent Assets arising under any Shared Contracts);

(b) any guarantee, indemnity, representation or warranty of any SpinCo Group Member or Parent Group Member in respect of any other SpinCo Contract, any SpinCo Liability or the Aaron’s Business;

(c) any contract, agreement, arrangement, commitment or understanding that relates primarily to any SpinCo Intellectual Property or pursuant to which either Party or any of its Group Members is licensed or sublicensed an interest in any Patents, Trademarks, or Other Intellectual Property primarily used or held for use in the Aaron’s Business;

(d) any employment, change of control, retention, consulting, indemnification, termination, severance, incentive bonus or other similar agreements with any employee, contractor or consultant of SpinCo or a SpinCo Group Member, including those change of control agreements set forth on Section 1.01(m) of the Disclosure Schedules; and

(e) any other contract, agreement, arrangement, commitment or understanding or portion thereof that is otherwise expressly provided pursuant to this Agreement or any Ancillary Agreement to be assigned to SpinCo or a SpinCo Group Member;

provided, however, that: (i) such contracts, agreements, arrangements, commitments or understandings that are expressly provided to be retained by Parent or a Parent Group Member pursuant to any provision of this Agreement or any Ancillary Agreement shall not be SpinCo Contracts; (ii) such contracts, agreements, arrangements, commitments or understandings that relate to debt instruments, insurance arrangements, or employee benefit plans or programs shall be SpinCo Contracts only to the extent expressly provided for under the terms of this Agreement or any Ancillary Agreement; and (iii) the rights and obligations of Parent and the Parent Group Members under this Agreement and the Ancillary Agreements shall not be SpinCo Contracts.

“SpinCo Credit Facility” means a secured or unsecured credit facility to be entered into prior to the Distribution and in connection with the Separation, by and among a subsidiary of SpinCo, as borrower, an administrative agent, certain arrangers and each of the financial institutions from time to time party thereto, providing for a revolving credit facility in such amount as shall have been agreed by Parent.

“SpinCo Derivative Works” has the meaning set forth in Section 7.03(c)(iii).

“SpinCo Group” means (a) SpinCo, (b) each Business Entity identified on Section 1.01(n) of the Disclosure Schedules, (c) each Business Entity that is or becomes a direct or indirect Subsidiary of SpinCo as of the Effective Time (after giving effect to the Internal Reorganization) and (d) each Business Entity that becomes a direct or indirect Subsidiary of SpinCo after the Effective Time, including in each case any such Business Entity that is formed or acquired after the date hereof or any Business Entity that is merged or consolidated with and into SpinCo or any Subsidiary of SpinCo.

“SpinCo Group Member” means any Group Member of the SpinCo Group, including for the avoidance of doubt, Aaron’s.

“SpinCo Indemnitees” has the meaning set forth in Section 5.03.

“SpinCo Intellectual Property” means: (a) the Patents and Trademarks set forth on Section 1.01(o) of the Disclosure Schedules, and any other Patents and Trademarks owned by either Party or any of its Group Members that, as of the Effective Time, are primarily used or held for use in the Aaron’s Business, as compared to the Progressive Leasing and Vive Business; (b) the Other Intellectual Property owned by either Party or any of its Group Members that, as of the Effective Time, is primarily used or held for use in the Aaron’s Business, as compared to the Progressive Leasing and Vive Business; (c) the rights to any Trademarks, and Other Intellectual Property that are exclusively allocated to SpinCo or a SpinCo Group Member pursuant to any Ancillary Agreement; and (d) a non-exclusive license, upon the terms and subject to the conditions set forth in Section 7.03(c) below, to the Licensed Parent Other IP.

“SpinCo Liabilities” means, without duplication, the following Liabilities of either Party or any of its Group Members (which for the avoidance of doubt, shall not include any Shared Action Liabilities):

(a) all Liabilities reflected as liabilities or obligations on the SpinCo Balance Sheet, and all Liabilities arising or assumed after the date of the SpinCo Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been included or reflected on the SpinCo Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; it being understood that (i) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (a); and (ii) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (a);

(b) all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case, to the extent that such Liabilities relate to, arise out of or result from the Aaron’s Business or a SpinCo Asset; provided, that this clause (b) shall not apply to any Shared Action Liabilities;

(c) all Liabilities relating to, arising out of or resulting from the SpinCo Contracts, any SpinCo real property or facility, the SpinCo Intellectual Property, the SpinCo Permits, the SpinCo Real Property or the SpinCo Portion of any Shared Contract;

(d) the Liabilities listed or described on Section 1.01(p) of the Disclosure Schedules;

(e) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any SpinCo Group Member, and all agreements, obligations and Liabilities of any SpinCo Group Member under this Agreement or any of the Ancillary Agreements;

(f) all Liabilities relating to, arising out of or resulting from the New SpinCo Financing Arrangements other than costs and expenses paid prior to the Effective Time by Parent or a Parent Group Member;

(g) all Liabilities relating to, arising out of or resulting from any SpinCo Action;

(h) all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10 and Information Statement and any other documents filed with the Commission in connection with the Spin-Off, other than with respect to the Parent Disclosure Sections; and

(i) all Liabilities arising out of claims made by Third Parties (including Parent’s or SpinCo’s respective directors, officers, shareholders, employees and agents) against any Parent Group Member or SpinCo Group Member to the extent relating to, arising out of or resulting from the SpinCo Assets, the Aaron’s Business or the other businesses, operations, activities or Liabilities referred to in clauses (a) through (h) above; provided, that this clause (i) shall not apply to any Shared Action Liabilities.

The Parties agree that all Liabilities transferred pursuant to Section 2.02 shall be SpinCo Liabilities for purposes of this Agreement and the Ancillary Agreements regardless of when such Liabilities are assumed by SpinCo or a SpinCo Group Member or designee.

“SpinCo Licensed Purposes” has the meaning set forth in Section 7.03(c)(i).

“SpinCo Minimum Cash” means, as of immediately before the Effective Time on the Distribution Date, an amount of Cash equal to approximately the SpinCo Minimum Cash Amount.

“SpinCo Minimum Cash Amount” means the amount set forth on Schedule IV.

“SpinCo Permits” has the meaning set forth in the definition of SpinCo Assets.

“SpinCo Portion” has the meaning set forth in Section 2.05(a).

“SpinCo Real Property” has the meaning set forth in the definition of SpinCo Assets.

“SpinCo Third-Party Deposited Cash” has the meaning set forth in the definition of SpinCo Assets.

“SpinCo Transfer Documents” has the meaning set forth in Section 2.01(c).

“Spin-Off” means the Separation and the Distribution.

“Stored Records” has the meaning set forth in Section 6.04(b)(i).

“Subsidiary” means, with respect to any Person, any Business Entity of which such Person: (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such Business Entity; (ii) the total combined equity interests; or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“TAA” means the Technology Assignment Agreement to be entered into by and between Parent (and/or a Parent Group Member) and SpinCo (and/or a SpinCo Group Member) in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax or Taxes” has the meaning set forth in the TMA.

“Tax Law” has the meaning set forth in the TMA.

“Tax Return” has the meaning set forth in the TMA.

“Third Party” means a Person that is not a Parent Group Member or a SpinCo Group Member.

“Third-Party Claim” means any assertion by a Third Party of any claim, or the commencement by any Third Party of any Action, against any Parent Group Member or SpinCo Group Member.

“Third-Party Proceeds” has the meaning set forth in Section 5.04(a).

“TMA” means the Tax Matters Agreement to be entered into by and between Parent and SpinCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“TSA” means the Transition Services Agreement dated as of the date of this Agreement between Parent and SpinCo.

“Trademarks” means (a) all trademarks, trade names, brand names, domain names, service marks, trade dress, logos and all other source indicators, including all goodwill associated therewith, (b) the right and power to assert, defend and recover title to any of the foregoing; (c) all rights to assert, defend and recover for any past, present and future infringement, dilution, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing, and (d) all applications, registrations, renewals and common law rights in connection therewith.

“Transfer Documents” has the meaning set forth in Section 2.01(c).

“Transition Committee” has the meaning set forth in Section 2.11.

ARTICLE II

THE SEPARATION

Section 2.01. Transfer of Assets and Assumption of Liabilities.

(a) The Parties acknowledge that the Separation is intended to result in the SpinCo Group owning the SpinCo Assets and assuming the SpinCo Liabilities, and the Parent Group owning the Parent Assets and assuming the Parent Liabilities, as set forth below in this ARTICLE II and in the applicable Ancillary Agreements. Prior to the Distribution and subject to Section 2.01(e), Section 2.02 and Section 2.04, in accordance with the Internal Reorganization Documents, to the extent not previously effected prior to the date hereof pursuant to the Internal Reorganization and to the extent that the Internal Reorganization Documents do not otherwise provide:

(i) Parent shall, and shall cause any Business Entity that shall be a Parent Group Member as of or after the Effective Time to, contribute, assign, transfer, convey and deliver to SpinCo or a Business Entity designated by SpinCo that shall be a SpinCo Group Member as of or after the Effective Time, and SpinCo or such SpinCo designee shall accept from Parent and the applicable Parent Group Members, all of Parent’s and such Parent Group Members’ respective direct or indirect rights, title and interest in and to all of the SpinCo Assets held by Parent or a Parent Group Member, including all of the outstanding shares of capital stock or other ownership interests in the SpinCo Group Members (other than SpinCo), which shall result in SpinCo owning directly or indirectly all of the SpinCo Group Members (it being understood that if a SpinCo Asset shall be held by a SpinCo Group Member, unless otherwise contemplated by the Internal Reorganization Documents, such SpinCo Asset may be assigned, transferred, conveyed and delivered for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such SpinCo Group Member to SpinCo or another SpinCo Group Member).

(ii) SpinCo or the applicable SpinCo Group Member(s) shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities held by Parent or any Parent Group Member, and SpinCo or the applicable SpinCo Group Member(s) shall be responsible for all of the SpinCo Liabilities in accordance with their respective terms (it being understood that if a SpinCo Liability shall be a Liability of a SpinCo Group Member, unless otherwise provided by the Internal Reorganization Documents, such SpinCo Liability may be assumed for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such SpinCo Group Member by SpinCo or another SpinCo Group Member), without regard for the manner in which or circumstances under which such SpinCo Liabilities arose or against whom they are asserted. SpinCo or the applicable SpinCo Group Member(s) shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any such SpinCo Liabilities arising out of claims made by Parent’s or SpinCo’s respective Group Members or Affiliates or by Representatives of Parent or SpinCo or their respective Group Members or Affiliates against either Party or any of its Group Members or Affiliates) or whether asserted or determined prior to the date hereof, and regardless of whether relating to, arising out of or resulting from or alleged to relate to, arise out of or result from negligence, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Group Members or Affiliates or any of their respective Representatives.

(iii) Parent and SpinCo shall cause SpinCo and any Business Entity that shall be a SpinCo Group Member as of or after the Effective Time to contribute, assign, transfer, convey and deliver to Parent or a Business Entity designated by Parent that shall be a Parent Group Member as of or after the Effective Time, and Parent or such Parent designee shall accept from SpinCo and the applicable SpinCo Group Members, all of SpinCo’s and such SpinCo Group Member’s respective direct or indirect rights, title and interest in and to all Parent Assets held by a SpinCo Group Member, including all of the outstanding shares of capital stock or other ownership interests in the Parent Group Members (other than Parent), which shall result in Parent owning directly or indirectly (other than through SpinCo or any SpinCo Group Member) all of the Parent Group Members (it being understood that if a Parent Asset shall be held by a Parent Group Member, unless otherwise provided by the Internal Reorganization Documents, such Parent Asset may be assigned, transferred, conveyed and delivered for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such Parent Group Member to Parent or another Parent Group Member).

(iv) Parent or the applicable Parent Group Member(s) shall accept, assume and agree faithfully to perform, discharge and fulfill, all of the Parent Liabilities held by any SpinCo Group Member, and Parent or the applicable Parent Group Member(s) shall be responsible for all of the Parent Liabilities in accordance with their respective terms (it being understood that if a Parent Liability shall be a Liability of a Parent Group Member, unless otherwise provided by the Internal Reorganization Documents, such Parent Liability may be assumed for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such Parent Group Member by Parent or another Parent Group Member), without regard for the manner in which or circumstances under which such Parent Liabilities arose or against whom they are asserted. Parent or the applicable Parent Group Member(s) shall be responsible for all Parent Liabilities, regardless of when or where such Parent Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or SpinCo’s respective Group Members or Affiliates or by Representatives of Parent or SpinCo or their respective Group Members or Affiliates against either Party or any of its Group Members or Affiliates) or whether asserted or determined prior to the date hereof, and regardless of whether relating to, arising out of or resulting from or alleged to relate to, arise out of or result from negligence, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Group Members or Affiliates or any of their respective Representatives.

(b) In furtherance of the assignment, transfer, conveyance and delivery of the SpinCo Assets and the assumption of the SpinCo Liabilities in accordance with Section 2.01(a)(i) and Section 2.01(a)(ii): (i) Parent shall execute and deliver, and shall cause the other Parent Group Members to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment (including assignments of Patents, Trademarks or domain names) as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Parent’s and the other Parent Group Members’ (other than SpinCo and the other SpinCo Group Members) right, title and interest in and to the SpinCo Assets to SpinCo and the SpinCo Group Members, and (ii) SpinCo shall execute and deliver, and shall cause the other SpinCo Group Members to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the SpinCo Liabilities by SpinCo and the SpinCo Group Members. All of the foregoing documents contemplated by this Section 2.01(b) shall be referred to collectively herein as the “Parent Transfer Documents.”

(c) In furtherance of the assignment, transfer, conveyance and delivery of Parent Assets and the assumption of Parent Liabilities in accordance with Section 2.01(a)(iii) and Section 2.01(a)(iv): (i) SpinCo shall execute and deliver, and shall cause the other SpinCo Group Members to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment (including assignments of Patents, Trademarks or domain names) as and to the extent necessary to evidence the transfer, conveyance and assignment of all of SpinCo’s and the other SpinCo Group Members’ right, title and interest in and to the Parent Assets to Parent and the Parent Group Members, and (ii) Parent shall execute and deliver, and shall cause the other Parent Group Members to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Parent Liabilities by Parent and the Parent Group Members. All of the foregoing documents contemplated by this Section 2.01(c) shall be referred to collectively herein as the “SpinCo Transfer Documents” and, together with the Parent Transfer Documents, the “Transfer Documents.”

(d) Except to the extent otherwise provided by Section 2.02, in the event that it is discovered after the Effective Time that there was an omission of (i) the transfer or conveyance by SpinCo (or a SpinCo Group Member) or the acceptance or assumption by Parent (or a Parent Group Member) of any Parent Asset or Parent Liability, as the case may be, or (ii) the transfer or conveyance by Parent (or a Parent Group Member) or the acceptance or assumption by SpinCo (or a SpinCo Group Member) of any SpinCo Asset or SpinCo Liability, as the case may be, the Parties shall use commercially reasonable efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Effective Time, except as otherwise required by applicable Law.

(e) Except to the extent otherwise provided by Section 2.02, in the event that it is discovered after the Effective Time that there was (i) a transfer or conveyance by SpinCo (or a SpinCo Group Member) or the acceptance or assumption by Parent (or a Parent Group Member) of any SpinCo Asset or SpinCo Liability, as the case may be, or (ii) a transfer or conveyance by Parent (or a Parent Group Member) or the acceptance or assumption by SpinCo (or a SpinCo Group Member) of any Parent Asset or Parent Liability, as the case may be, the Parties shall use commercially reasonable efforts to promptly transfer or convey such Asset back to the transferring or conveying Party or to rescind any acceptance or assumption of such Liability, as the case may be. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(e) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law.

Section 2.02. Nonassignable Contracts and Permits.

(a) Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign any Asset or Liability if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of a Party thereunder or give to any Third Party any rights with respect thereto. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such party’s rights under any such Asset or Liability so that the party entitled to the benefits and responsibilities of such purported transfer (the “Intended Transferee”) would not receive all such rights and responsibilities, then (i) the party purporting to make such transfer (the “Intended Transferor”) shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by Law, the benefits of any such Asset or Liability and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Asset and (ii) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s Liabilities thereunder in a timely manner and in accordance with the terms thereof which it may do without breach and, at the Intended Transferor’s request, the Intended Transferee shall promptly reimburse or prepay (at the Intended Transferor’s election) the Intended Transferor for all amounts paid or due by the Intended Transferor on behalf of the Intended Transferee with respect to such non-assignable Asset or Liability. In addition, the Intended Transferor and the Intended Transferee shall each take such other actions as may be reasonably requested by the other Party in order to place the other Party, insofar as reasonably possible, in the same position as if such Asset had been transferred as provided hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, Liability, potential for gain and dominion, control and command, shall inure to the Intended Transferee.

(b) If and when such consents and approvals are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement.

Section 2.03. Certain Matters Governed Exclusively by Ancillary Agreements. Each of Parent and SpinCo agrees on behalf of itself and its Group Members that, except as explicitly provided in this Agreement or any Ancillary Agreement, (a) the TMA shall exclusively govern all matters relating to Taxes between such parties (including the control of Tax related proceedings), (b) the EMA shall exclusively govern the allocation of Assets and Liabilities related to the employee and employee benefits-related matters described therein, including the existing equity plans with respect to employees and former employees of Group Members of both the Parent Group and the SpinCo Group (it being understood that any such Assets and Liabilities, as allocated pursuant to the EMA, shall constitute SpinCo Assets, SpinCo Liabilities, Parent Assets or Parent Liabilities, as applicable, hereunder and shall be subject to ARTICLE V hereof), (c) the TSA shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution, and (d) the TAA shall exclusively govern all matters relating to ownership of certain proprietary software identified therein. In the case of any conflict between this Agreement and the referenced agreements in relation to any matters addressed by the referenced agreements, the referenced agreements shall control.

Section 2.04. Termination of Agreements.

(a) Except as set forth in Section 2.04(b) or as otherwise provided in the Internal Reorganization Documents, in furtherance of the releases and other provisions of Section 6.01, effective immediately prior to the Effective Time, SpinCo and each other SpinCo Group Member, on the one hand, and Parent and each other Parent Group Member, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written, entered into prior to the Effective Time, between or among Parent and/or any other Parent Group Member, on the one hand, and SpinCo and/or any other SpinCo Group Member, on the other hand, as to which there are no Third Parties (“Intercompany Agreements”), including all intercompany accounts payable or accounts receivable between or among Parent and/or any other Parent Group Member, on the one hand, and SpinCo and/or any other SpinCo Group Member, on the other hand (“Intercompany Accounts”); provided that the provisions of this Section 2.04(a) shall not terminate any rights or obligations (i) between or among Parent and any of the Parent Group Members; or (ii) between or among SpinCo and any of the SpinCo Group Members. No such terminated Intercompany Agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of their respective Group Members, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b) The provisions of Section 2.04(a) shall not apply to any of the following Intercompany Agreements (or to any of the provisions thereof): (i) the Intercompany Agreements and Intercompany Accounts listed or described on Section 2.04(b) of the Disclosure Schedules; (ii) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement expressly provided by this Agreement or any Ancillary Agreement to be entered into by either Party or any other Group Member of its Group or to be continued from and after the Effective Time); (iii) any Intercompany Agreements or Intercompany Accounts to which any Third Party is a party; (iv) any Shared Contracts; and (v) any other Intercompany Agreements that this Agreement or any Ancillary Agreement expressly contemplates will survive the Effective Time. To the extent that the rights and obligations of Parent or another Parent Group Member under any agreements, arrangements, commitments or understandings not terminated under this Section 2.04(b) constitute SpinCo Assets or SpinCo Liabilities, they shall be assigned or assumed by SpinCo or the applicable SpinCo Group Member or designee pursuant to this Agreement. To the extent that the rights and obligations of SpinCo or another SpinCo Group Member under any agreements, arrangements, commitments or understandings not terminated under this Section 2.04(b) constitute Parent Assets or Parent Liabilities, they shall be assigned or assumed by Parent or the applicable Parent Group Member or designee pursuant to this Agreement.

Section 2.05. Shared Contracts.

(a) The Parties shall, and shall cause their respective Group Members to, use their respective commercially reasonable efforts to work together (and, if necessary and desirable, to work with the Third Party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (i) a SpinCo Group Member is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Aaron’s Business (the “SpinCo Portion”), which rights shall be a SpinCo Asset and which obligations shall be a SpinCo Liability and (ii) a Parent Group Member is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the Aaron’s Business (the “Parent Portion”), which rights shall be a Parent Asset and which obligations shall be a Parent Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Group Members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract prior to the Effective Time as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group Members to, cooperate in any reasonable and permissible arrangement to provide that, following the Effective Time and until the earlier of one year after the Distribution Date and such time as the formal division, partial assignment, modification and/or replication of such Shared Contract as contemplated by the previous sentence is effected, (A) the Assets associated with the SpinCo Portion of such Shared Contract shall be enjoyed by SpinCo or another SpinCo Group Member; (B) the Liabilities associated with the SpinCo Portion of such Shared Contract shall be borne by SpinCo or another SpinCo Group Member; (C) the Assets associated with the Parent Portion of such Shared Contract shall be enjoyed by Parent or another Parent Group Member; and (D) the Liabilities associated with the Parent Portion of such Shared Contract shall be borne by Parent or another Parent Group Member.

(b) Each of Parent and SpinCo shall, and shall cause its Group Members to, (i) treat for all relevant Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or its Group Members, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.05 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.05.

Section 2.06. Bank Accounts; Checks.

(a) Parent and SpinCo each agrees to take, or cause their respective Group Members to take, prior to the Effective Time, all actions necessary to amend all SpinCo Contracts governing each bank and brokerage account owned by any SpinCo Group Member (collectively, the “SpinCo Accounts”), so that such SpinCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Parent or another Parent Group Member (collectively, the “Parent Accounts”) are de-linked from the Parent Accounts effective at or prior to the Effective Time.

(b) With respect to any outstanding checks issued by Parent, SpinCo, or any of their respective Group Members prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the Person owning the account on which the check is drawn.

(c) As between Parent and SpinCo (and their respective Group Members) all payments and reimbursements received after the Effective Time by either Party (or any of its respective Group Members) in respect or satisfaction of a business, Asset or Liability of the other Party (or any of its respective Group Members), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, as promptly as commercially practicable or as otherwise agreed between the Parties, upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause its applicable Group Member to pay over, to the other Party the amount of such payment or reimbursement.

Section 2.07. Novation of Liabilities; Release of Guarantees.

(a) Novation of SpinCo Liabilities.

(i) Each of Parent and SpinCo, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of Parent and each other Parent Group Member that is a party to any such arrangements, so that, in any such case, SpinCo and the designated SpinCo Group Members shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or the Ancillary Agreements, neither Parent nor SpinCo (nor any of their respective Group Members) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii) If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, Parent or the applicable Parent Group Member shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, SpinCo shall, as agent or subcontractor for Parent or such Parent Group Member, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of Parent or such Parent Group Member, as the case may be, that constitute SpinCo Liabilities thereunder from and after the Effective Time. Parent shall cause each Parent Group Member without further consideration, to pay and remit, or cause to be paid or remitted, to SpinCo, promptly all money, rights and other consideration received by it or another Parent Group Member in respect of SpinCo’s performance as agent or subcontractor for Parent or such Parent Group Member, as the case may be, with respect to such Liabilities of Parent or the applicable Parent Group Member (unless any such consideration is a Parent Asset). If and when any such Consent, substitution, approval, amendment, termination or release shall be obtained or the obligations under such arrangements shall otherwise become assignable or able to be novated, Parent or the applicable Parent Group Member shall promptly assign or novate, or cause to be assigned or novated, all its obligations and other Liabilities thereunder or any obligations of Parent or a Parent Group Member to SpinCo or its designated SpinCo Group Member without payment of further consideration and SpinCo or such SpinCo Group Member shall, without the payment of any further consideration, assume such obligations.

(b) Novation of Parent Liabilities.

(i) Each of Parent and SpinCo, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of SpinCo and each other SpinCo Group Member that is a party to any such arrangements, so that, in any such case, Parent and the designated Parent Group Member shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or the Ancillary Agreements, neither Parent nor SpinCo (nor any of their respective Group Members) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii) If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, SpinCo or the applicable SpinCo Group Member shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, Parent shall, as agent or subcontractor for SpinCo or such SpinCo Group Member, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of SpinCo or such SpinCo Group Member, as the case may be, that constitute Parent Liabilities, thereunder from and after the Effective Time. SpinCo shall cause each SpinCo Group Member without further consideration, to pay and remit, or cause to be paid or remitted, to Parent, promptly all money, rights and other consideration received by it or a SpinCo Group Member in respect of Parent’s performance as agent or subcontractor for SpinCo or such SpinCo Group Member, as the case may be, with respect to such Liabilities of SpinCo or the applicable SpinCo Group Member (unless any such consideration is a SpinCo Asset). If and when any such Consent, substitution, approval, amendment, termination or release shall be obtained or the obligations under such arrangements shall otherwise become assignable or able to be novated, SpinCo or the applicable SpinCo Group Member shall promptly assign or novate, or cause to be assigned or novated, all its obligations and other Liabilities thereunder or any obligations of SpinCo or a SpinCo Group Member to Parent or its designated Parent Group Member without payment of further consideration and Parent or such Parent Group Member shall, without the payment of any further consideration, assume such obligations.

Section 2.08. Provision of Corporate Records.

(a) Without limitation of the Parties’ rights and obligations pursuant to ARTICLE VI, prior to or as promptly as reasonably practicable after the Effective Time, Parent shall deliver to SpinCo all corporate books and records of the SpinCo Group Members in its or its Group Members’ possession or control that are SpinCo Assets.

(b) Without limitation of the Parties’ rights and obligations pursuant to ARTICLE VI, prior to or as promptly as reasonably practicable after the Effective Time, SpinCo shall deliver to Parent all corporate books and records of the Parent Group Members in its or its Group Members’ possession or control that are Parent Assets

Section 2.09. Disclaimer of Representations and Warranties; Waiver of Bulk-Sale and Bulk-Transfer Laws.

(a) EACH OF PARENT (ON BEHALF OF ITSELF AND EACH PARENT GROUP MEMBER) AND SPINCO (ON BEHALF OF ITSELF AND EACH SPINCO GROUP MEMBER) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS: (X) REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO (I) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, LICENSED OR ASSUMED AS PROVIDED HEREBY OR THEREBY; (II) ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; (III) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; (IV) THE ABSENCE OR PRESENCE OF ANY DEFENSES TO OR RIGHT OF SETOFF AGAINST OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY PROCEEDING OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF EITHER PARTY; OR (V) THE LEGAL SUFFICIENCY OF ANY CONVEYANCE AND ASSUMPTION INSTRUMENTS OR ANY OTHER

ANCILLARY AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING OF SUCH CONVEYANCE AND ASSUMPTION INSTRUMENTS OR SUCH OTHER ANCILLARY AGREEMENTS; OR (Y) MAKING ANY OTHER REPRESENTATIONS OR GRANTING ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF CONDITION, QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OR DISCHARGED FROM, SUCH ASSETS, OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY PATENTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED ON AN “AS IS,” “WHERE IS” BASIS AND WITH ALL FAULTS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES OR LICENSEES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE AND ASSUMPTION INSTRUMENT OR ANY OTHER ANCILLARY AGREEMENT MAY PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ALL SECURITY INTERESTS; AND (B) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, AGREEMENTS, SECURITY INTERESTS OR JUDGMENTS ARE NOT COMPLIED WITH. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH PARENT GROUP MEMBER) AND SPINCO (ON BEHALF OF ITSELF AND EACH SPINCO GROUP MEMBER) HEREBY NEGATES ANY RIGHTS OF THE OTHER PARTY AND ITS GROUP MEMBERS UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY SUCH OTHER PARTY FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF THE PARTIES HERETO THAT ALL BUSINESSES, ASSETS, LIABILITIES AND BUSINESS ENTITIES TRANSFERRED HEREUNDER ARE TO BE ACCEPTED BY THE APPLICABLE RECEIVING PARTY HEREUNDER IN THEIR PRESENT CONDITION.

(b) SpinCo hereby waives compliance by itself and each and every other SpinCo Group Member with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to SpinCo or another SpinCo Group Member.

(c) Parent hereby waives compliance by itself and each and every other Parent Group Member with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any and all of the Parent Assets to Parent or a Parent Group Member.

Section 2.10. Financing Arrangements; SpinCo Minimum Cash.

(a) Prior to or effective as of the Effective Time, (a) SpinCo shall enter into the New SpinCo Financing Arrangements, (b) Parent shall repay, or cause to be repaid, in full all amounts owed by Parent or its Subsidiaries under the Existing Parent Financing Arrangements, and (c) Parent shall enter into the New Parent Financing Arrangements. Parent and SpinCo agree to take all necessary actions to assure the full release and discharge of (i) Parent and the other Parent Group Members from any obligations of Parent or any other Parent Group Member applicable to them pursuant to the New SpinCo Financing

Arrangements as of no later than the Effective Time, and (ii) SpinCo and the other SpinCo Group Members from any obligations of SpinCo or any other SpinCo Group Member applicable to them pursuant to the New Parent Financing Arrangements or the Existing Parent Financing Arrangements, in each case as of no later than the Effective Time.

(b) Prior to the Effective Time, and in connection with the entrance into the New Parent Financing Arrangements, Parent shall have the right to use all available Cash of the Parent Group and the SpinCo Group for purposes of repaying in full the Existing Parent Financing Arrangements, provided, however, that as of immediately prior to the Effective Time, SpinCo and the SpinCo Group Members shall have, in the aggregate, a Cash balance equal to the SpinCo Minimum Cash. Prior to the Effective Time, SpinCo and Parent shall, or shall cause their respective Group Members to, transfer (including by one (1) or more transfers or capital contributions), to the other Party (or their respective Group Members), as the case may be, Cash such that SpinCo and the SpinCo Group Members shall have, in the aggregate, as of immediately prior to the Effective Time a Cash balance equal to, but not in excess of, the SpinCo Minimum Cash. Any remaining Cash held by the Parent Group or the SpinCo Group (other than, for the avoidance of doubt, any SpinCo Third-Party Deposit Cash), after taking into account the transfers contemplated by this Section 2.10(b) and establishing the SpinCo Minimum Cash with SpinCo, shall be deemed to be a Parent Asset as of the Effective Time.

Section 2.11. Transition Committee. Prior to or after the Effective Time, the Parties may establish a transition committee (the “Transition Committee”) consisting of an equal number of members from Parent and SpinCo. To the extent determined by the Parties, the Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in this Agreement or any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; and (c) combine, modify the scope of responsibility of, and disband any such subcommittees and (d) modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.11, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall utilize the procedures set forth in ARTICLE IX to resolve any matters as to which the Transition Committee is not able to reach a decision.

ARTICLE III

ACTIONS PENDING THE DISTRIBUTION

Section 3.01. Actions Prior to the Distribution. Prior to the Effective Time and subject to the to the terms and conditions set forth herein, including those specified in Section 3.02, and subject to Section 4.03, Parent and SpinCo shall take, or cause to be taken, the actions specified in this Section 3.01.

(a) Parent shall, prior to the Distribution, mail notice of Internet availability of the Information Statement or the Information Statement to the Record Holders.

(b) SpinCo shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(c) Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d) SpinCo shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the SpinCo Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e) The individuals listed in the Information Statement as members of the SpinCo board of directors who will join the board at or prior to the Effective Time shall have been duly elected or appointed as such, effective prior to or as of the Effective Time, and such individuals shall be the members of the SpinCo board of directors as of the Effective Time, and the individuals listed as officers of SpinCo in the Information Statement shall have been duly elected or appointed to hold such positions set forth in the Information Statement, effective prior to or as of the Effective Time; provided, however, that to the extent required by any Law or requirement of the NYSE or any other national securities exchange, as applicable, one or more independent directors shall be appointed by the existing board of directors of SpinCo and begin their respective term(s) prior to the date on which “when-issued” trading of the SpinCo Common Stock begins on such national securities exchange and shall serve on SpinCo’s audit committee, and nominating and executive compensation committee.

(f) (i) Parent shall deliver or cause to be delivered to SpinCo resignations from SpinCo positions, effective as of the Effective Time, of each individual who will be an employee of any Parent Group Member after the Effective Time and who is an officer or director of any SpinCo Group Member immediately prior to the Effective Time and (ii) SpinCo shall deliver or cause to be delivered to Parent resignations from Parent positions, effective as of the Effective Time, of each individual who will be an employee of any SpinCo Group Member after the Effective Time and who is an officer or director of any Parent Group Member immediately prior to the Effective Time, except, in the case of each of (i) and (ii), as set forth on Section 3.01(f) of the Disclosure Schedules.

(g) Parent and SpinCo shall take all actions as may be necessary or appropriate so that, immediately prior to the Effective Time, the articles of incorporation and the bylaws of SpinCo, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(h) Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(i) Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act, and the applicable rules and regulations of the NYSE.

(j) (i) Parent and SpinCo shall take all actions necessary such that, on or prior to the Distribution, Parent will change its name to PROG Holdings, Inc. and (ii) Parent shall prepare and file, and shall use its reasonable best efforts to have approved, a supplemental listing application with the NYSE to facilitate its name change.

(k) Parent and SpinCo shall take all actions as may be necessary or appropriate to approve the stock-based employee benefit plans of SpinCo (and the grants of adjusted awards over Parent stock by Parent and of awards over SpinCo stock by SpinCo) in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(l) Parent and SpinCo shall reasonably cooperate with King & Spalding LLP, as tax counsel to Parent, to deliver customary representation letters in connection with the tax opinion described in Section 3.02(i).

(m) (i) SpinCo shall have entered into the New SpinCo Financing Arrangements, (ii) Parent shall have repaid, or caused to be repaid, in full all amounts owed by Parent or its Subsidiaries under the Existing Parent Financing Arrangements, and (iii) Parent shall have entered into the New Parent Financing Arrangements.

(n) Parent and SpinCo shall, subject to Section 4.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.02 to be satisfied and to effect the Distribution on the Distribution Date.

(o) From the date of the Balance Sheet Date to prior to the Distribution, SpinCo shall, and shall cause the SpinCo Group Members to, make or have made capital and other expenditures, and operate its cash management, accounts payable and receivables collection systems in the ordinary course of business, in each case, consistent with prior practice except as required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.02. Conditions Precedent to Consummation of the Distribution. In addition to Parent’s rights under Section 4.03, the Distribution shall not occur unless each of the following conditions shall have been satisfied (or waived by Parent, in whole or in part, in its sole and absolute discretion):

(a) Board Approval. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved and authorized by the Board of Directors of Parent in accordance with applicable Law and the organizational documents of Parent, and such approval shall not have been withdrawn.

(b) Completion of Internal Reorganization and Separation; Liabilities Under Financing Arrangements. Subject to Section 2.02, the Internal Reorganization shall have been completed. The Separation, and all applicable pre-Effective Time steps set forth in ARTICLE II, shall have been completed and Parent shall be satisfied, in its sole discretion, that, as of the Effective Time, (i) neither Parent nor any Parent Group Member shall have any further Liability under any of the Existing Parent Financing Arrangements or the New SpinCo Financing Arrangements and (ii) neither SpinCo nor any SpinCo Group Member shall have any further Liability under any of the Existing Parent Financing Arrangements or the New Parent Financing Arrangements.

(c) Execution of Ancillary Agreements. The Parties shall have executed and delivered or, where applicable, shall have caused their respective Group Members to execute and deliver, the Ancillary Agreements that are contemplated by this Agreement to be executed and delivered on or prior to the Effective Time.

(d) Effectiveness of Form 10; Mailing or Notice of Internet Availability of Information Statement. The Form 10 shall have been declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission, and notice of Internet availability of the Information Statement or the Information Statement shall have been mailed to the Record Holders.

(e) Listing on NYSE. The SpinCo Common Stock to be distributed in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of Distribution.

(f) No Injunction or Prohibition. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the other transactions related thereto, including the Separation, contemplated by this Agreement or any Ancillary Agreement shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the other transactions related thereto, including the Separation, contemplated by this Agreement or any Ancillary Agreement. The Distribution shall not violate or result in a breach of applicable Law or any material contract of any Party.

(g) Satisfaction of Actions Prior to Distribution. The actions set forth in Section 3.01 shall have been completed.

(h) Governmental Approvals. Parent and SpinCo shall have received all Governmental Approvals and all Consents necessary to effect the Distribution and the other transactions related thereto, including the Separation, contemplated by this Agreement or any Ancillary Agreement, and to permit the operation of the Progressive Leasing and Vive Business and the Aaron’s Business after the Distribution Date, and such Governmental Approvals and Consents shall be in full force and effect.

(i) Tax Opinion. Parent shall have received an opinion of King & Spalding LLP satisfactory to the Parent Board of Directors to the effect that the Spin-Off will qualify for the Intended Tax Treatment.

(j) Solvency Opinion. A nationally recognized valuation or accounting firm or investment bank acceptable to Parent in its sole discretion shall have delivered one or more opinions to the Parent Board of Directors at the time or times requested by the Parent Board of Directors confirming the solvency and financial viability of Parent before the consummation of the Distribution and each of Parent and SpinCo after the consummation of the Distribution, such opinions shall have been in form and substance acceptable to Parent in its sole discretion and such opinions shall not have been withdrawn or rescinded.

(k) No Circumstances Making Distribution Inadvisable. No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 3.03. Sole and Absolute Discretion. The foregoing conditions are for the sole benefit of Parent and not for the benefit of any other Person and shall not give rise to or create any duty on the part of Parent or Parent’s board of directors to waive or not waive any such condition or in any way limit the right of Parent to terminate this Agreement as set forth in ARTICLE X or alter the consequences of any such termination from those specified in such Article. Any determination made by the Parent Board of Directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.02 shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the Commission describing such waiver.

ARTICLE IV

THE DISTRIBUTION

Section 4.01. The Distribution.

(a) SpinCo shall cooperate with Parent to accomplish the Distribution and shall, at the direction of Parent, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, distribution agent and financial, legal, accounting and other advisors for Parent. Parent or SpinCo, as the case may be, will provide, or cause its applicable Group Member(s) to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement:

(i) after completion of the Internal Reorganization and on or prior to the Distribution Date, for the benefit of and distribution to the holders of record of issued and outstanding shares of Parent Common Stock as of the close of business on the Record Date (“Record Holders”), Parent will deliver to the Agent all of the issued and outstanding shares of SpinCo Common Stock then owned by Parent and book-entry authorizations for such shares;

(ii) Parent shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form: (A) the number of whole shares of SpinCo Common Stock to which such Record Holder is entitled based on the Distribution Ratio; and (B) Cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 4.02;

(iii) The Distribution shall be effective at 11:59 p.m. Eastern Standard Time on the Distribution Date (the “Effective Time”).

(iv) On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of shares of SpinCo Common Stock that have been registered in book-entry form in the name of such Record Holder.

(v) SpinCo agrees to provide all book-entry transfer authorizations for shares of SpinCo Common Stock that Parent or the Agent shall require (after giving effect to Section 4.02) in order to effect the Distribution.

(c) Each share of SpinCo Common Stock distributed in the Distribution shall be validly issued, fully paid and nonassessable and free of preemptive rights.

Section 4.02. Fractional Shares.

(a) Notwithstanding anything herein to the contrary, no fractional shares of SpinCo Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 4.02, would be entitled to receive a fractional share interest of SpinCo Common Stock pursuant to the Distribution, shall be paid Cash, without any interest thereon, as hereinafter provided. The Agent and Parent shall, as soon as practicable after the Effective Time, (i)

determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each Record Holder or beneficial owner of Parent Common Stock as of the close of business on the Record Date, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of such Record Holders or beneficial owners who would otherwise be entitled to fractional share interests and (iii) distribute to each such Record Holder, or for the benefit of such beneficial owner, such Record Holder’s or beneficial owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SpinCo Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer through which such fractional shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of Parent or SpinCo. Neither Parent nor SpinCo will pay any interest on the proceeds from the sale of fractional shares.

(b) Any SpinCo Common Stock or Cash in lieu of fractional shares with respect to SpinCo Common Stock that remain unclaimed by any Record Holder or beneficial owner 180 days after the Effective Time shall be delivered to SpinCo, SpinCo shall hold such SpinCo Common Stock for the account of such Record Holder or beneficial owner and the Parties agree that all obligations to provide such SpinCo Common Stock and Cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.

Section 4.03. Sole and Absolute Discretion of Parent. Parent shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution and the Separation, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the Separation and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, Parent may at any time and from time to time until the Distribution decide to abandon the Distribution or the Separation, or modify or change the terms of the Distribution or the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or the Separation. Nothing shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in ARTICLE X or alter the consequences of any such termination from those specified in ARTICLE X.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE

Section 5.01. Release of Pre-Distribution Claims.

(a) Except as provided in Section 5.01(c) and Section 5.01(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other SpinCo Group Member, their respective successors and assigns and Affiliates, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any SpinCo Group Member (in each case, in their respective capacities as such) remise, release and forever discharge (i) Parent and the other Parent Group Members, their respective successors and assigns and Affiliates, (ii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of any Parent Group Member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of any SpinCo Group Member (in each case, in their respective capacities as such) and who are not, as of immediately following the Effective Time, directors, officers, agents or employees of

SpinCo or a SpinCo Group Member, in each case from (A) all SpinCo Liabilities; (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Aaron’s Business, the SpinCo Assets or the SpinCo Liabilities.

(b) Except as provided in Section 5.01(c) and Section 5.01(e), effective as of the Effective Time, Parent does hereby, for itself and each other Parent Group Member, their respective successors and assigns and Affiliates, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any Parent Group Member (in each case, in their respective capacities as such) remise, release and forever discharge (i) SpinCo and the other SpinCo Group Members, their respective successors and assigns and Affiliates, (ii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of any SpinCo Group Member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns in each case from (A) all Parent Liabilities; (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Progressive Leasing and Vive Business, the Parent Assets or the Parent Liabilities.

(c) Nothing contained in Section 5.01(a) or Section 5.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement that is specified in Section 2.04(b) as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 5.01(a) or Section 5.01(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any Parent Group Member(s) or SpinCo Group Member(s) that is specified in Section 2.04(b) as not to terminate as of the Effective Time, or any other Liability specified in such Section 2.04(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability provided in or resulting from any other agreement or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iv) any Liability for the sale, lease or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(v) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this ARTICLE V, and, if applicable, the appropriate provisions of the relevant Ancillary Agreement; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01.

In addition, nothing contained in Section 5.01(a) or Section 5.01(b) shall release any Group Member from honoring its obligations existing immediately prior to the Effective Time to indemnify, or advance expenses to, any Person who was a director, officer or employee of such Group Member at or prior to the Effective Time, to the extent such Person was entitled in such capacity to such indemnification or advancement of expenses pursuant to obligations existing immediately prior to the Effective Time; provided, that if a director, officer or employee receives indemnification payments from Parent (or any Parent Group Member) or SpinCo (or any SpinCo Group Member), as the case may be, with respect to a particular Liability for which such Person is entitled to indemnification, such Person shall not be entitled to receive indemnification payments from the other Party (or any member of such Party’s Group) with respect to the same Liability to the extent of the indemnification payments previously so received by such Person, as the case may be; and provided, further, that to the extent applicable, Section 5.02 or Section 5.03 shall determine whether any Party shall be required to indemnify the other in respect of such Liability.

(d) Without limiting the rights of either Party under Section 5.04, Section 5.05 or Section 5.06, SpinCo shall not make, and shall not permit any other SpinCo Group Member to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other Parent Group Member, or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a).

(e) Without limiting the rights of either Party under Section 5.04, Section 5.05 or Section 5.06, Parent shall not make, and shall not permit any other Parent Group Member to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other SpinCo Group Member, or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.01(b).

(f) It is the intent of each of the Parties hereto by virtue of the provisions of this Section 5.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time between the Parent Group, on the one hand, and the SpinCo Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between the Parties or any of their respective Group Members on or before the Effective Time), except as expressly set forth in Section 5.01(a) or Section 5.01(b). At any time, at the request of the other Party, each Party shall cause each Group Member of its respective Group to execute and deliver releases reflecting the provisions of this Section 5.01.

Section 5.02. Indemnification by SpinCo. Following the Effective Time and subject to Section 5.04, SpinCo shall, and shall cause the other SpinCo Group Members to, indemnify, defend and hold harmless Parent, each other Parent Group Member and each of their respective Affiliates, and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any SpinCo Liability;

(b) any failure of SpinCo or any other SpinCo Group Member or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liability in accordance with its terms, whether prior to, at or after the Effective Time;

(c) any breach by SpinCo or any other SpinCo Group Member of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification, or for no indemnification, therein (which shall be controlling); and

(d) any breach by SpinCo of any of the representations and warranties made by SpinCo on behalf of itself and the SpinCo Group Members in Section 11.01(e).

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Liability took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Liability existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

Section 5.03. Indemnification by Parent. Following the Effective Time and subject to Section 5.04, Parent shall, and shall cause the other Parent Group Members to, indemnify, defend and hold harmless SpinCo, each other SpinCo Group Member and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Parent Liability;

(b) any failure of Parent or any other Parent Group Member or any other Person to pay, perform or otherwise promptly discharge any Parent Liability in accordance with its terms, whether prior to, at or after the Effective Time;

(c) any breach by Parent or any other Parent Group Member of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification, or for no indemnification, therein (which shall be controlling); and

(d) any breach by Parent of any of the representations and warranties made by Parent on behalf of itself and the Parent Group Members in Section 11.01(e).

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Liability took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Liability existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

Section 5.04. Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Agreement or any Ancillary Agreement will be reduced by (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability or (ii) other amounts recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Third Party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a Third Party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties hereby agree that an insurer or any other Third Party that would otherwise be obligated to pay any claim or amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions), and shall not be deemed to be Third Party beneficiaries, by virtue of any provision of this Agreement or any Ancillary Agreement. Parent and SpinCo shall, and shall cause each Parent Group Member and SpinCo Group Member, respectively, to, use commercially reasonable efforts to seek to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds and any Third-Party Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available pursuant to this ARTICLE V; provided, however, that any such actions by an Indemnitee will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation promptly to pay directly or reimburse the Indemnitee for costs and expenses actually incurred by the Indemnified Party. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds or Third Party Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds or Third Party Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 5.05. Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than fifteen (15) days after becoming aware of such Third-Party Claim (or sooner if the nature of the Third-Party Claim so requires). Any such notice shall describe the Third-Party Claim in reasonable detail, or, in the alternative, include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.05(a) shall not relieve the related Indemnifying Party of its obligations under this ARTICLE V, except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure to give notice in accordance with this Section 5.05(a).

(b) With respect to any Third-Party Claim that is not a Shared Action Liability:

(i) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within fifteen (15) calendar days after receipt of notice from an Indemnitee in accordance with Section 5.05(a) (or sooner, if the nature of such Third-Party Claim so requires), to assume and conduct the defense of (and seek to settle or compromise) such Third-Party Claim at its own expense and with its own counsel (which counsel shall be reasonably satisfactory to the Indemnitee) provided that the Indemnifying Party shall agree promptly to reimburse to the extent required under this ARTICLE V the Indemnitee for the full amount of any Liability resulting from such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (A) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (B) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (x) the Indemnifying Party shall not be bound by such acknowledgment, (y) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (z) the Indemnitee shall have the right to assume the defense of such Third-Party Claim.

(ii) Until such time as the Indemnifying Party has assumed the defense of such Third-Party Claim, the Indemnified Party shall have the right to control the defense of such Third-Party Claim. If the Indemnifying Party (A) elects not to assume the defense of a Third-Party Claim in accordance with this Agreement, (B) fails to notify the Indemnitee that is the subject of such Third-Party Claim, of its election to assume the defense of such Third-Party Claim within fifteen (15) days after the receipt of the notice referred to in Section 5.05(a) (or sooner if the nature of the Third-Party Claim so requires) or (C) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) days after receiving written notice from the Indemnitee to the effect that the Indemnifying Party has so failed, the Indemnitee shall be entitled to continue to conduct and control the defense of such Third-Party Claim at the cost and expense of the Indemnifying Party. For the avoidance of doubt, the Indemnitee’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim.

(iii) An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not conduct and control the defense of any Third-Party Claim, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party; provided, however, that such expense shall be the responsibility of the Indemnifying Party (A) if the Indemnifying Party and the Indemnitee are both named parties to the proceedings and the Indemnitee shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one local counsel for the Indemnitee in any single jurisdiction) or (B) the Indemnitee assumes the defense of the Third-Party Claim pursuant to Section 5.05(b)(ii)(C) after the Indemnifying Party has failed, in the reasonable judgment of the Indemnitee, to diligently defend the Third-Party Claim after having elected to assume its defense. Each Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim hereunder in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party.

(iv) No Indemnifying Party shall settle, compromise or consent to entry of any judgment with respect to any Third-Party Claim without the prior written consent of the applicable Indemnitee or Indemnitees, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that, subject to the immediately following provision, such Indemnitee(s) shall not withhold consent if the settlement, compromise or judgment (A) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (B) is solely for monetary damages which the Indemnifying Party has agreed to pay in full and (C) includes a full, unconditional and irrevocable release of the Indemnitee; and provided, further, that in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is (x) to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee or (y) in the reasonable judgment of such Indemnitee, as reflected in a written objection delivered by such Indemnitee to the Indemnifying Party within the period of twenty one (21) days following receipt of the request for consent described above, to have a material adverse financial impact or a material adverse effect upon the ongoing operations of such Indemnitee or, if applicable, its Group Members.

(v) Except to the extent an Indemnitee has assumed the defense of a Third-Party Claim pursuant to clause (C) of the second sentence of Section 5.05(b)(ii), no Indemnitee shall settle, compromise or consent to entry of any judgment with respect to any Third-Party Claim without the prior written consent of the applicable Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(vi) The Parties hereby agree that if a Party presents the other Party with a notice containing a proposal to settle or compromise, or consent to the entry of a judgment with respect to, a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal, including for the purposes of Section 5.05(b)(iv) and Section 5.05(b)(v).

Section 5.06. Direct Claims; Additional Matters.

(a) Any claim for indemnification under this Agreement or any Ancillary Agreement which does not result from a Third-Party Claim (a “Direct Claim”) must be asserted by a written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such Direct Claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is actually and materially prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to provide indemnification with respect to such claim. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as provided by this Agreement or the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action relating to a Liability that has been allocated to an Indemnifying Party pursuant to the terms of this Agreement or any Ancillary Agreement in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or add the Indemnifying Party as an additional named defendant, to the extent practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in, and subject to, Section 5.05 and this Section 5.06, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts, fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(d) If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(e) Indemnity Payments or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this ARTICLE V shall be paid reasonably promptly (but in any event within sixty (60) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this ARTICLE V) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such Indemnity Payments or contribution payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this ARTICLE V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder. THE PARTIES UNDERSTAND AND AGREE THAT THE RELEASE FROM LIABILITIES AND INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE ANCILLARY AGREEMENTS MAY INCLUDE RELEASE FROM LIABILITIES AND INDEMNIFICATION FOR LOSSES RELATING TO, RESULTING FROM, OR ARISING OUT OF, DIRECTLY OR INDIRECTLY AND IN WHOLE OR IN PART, AN INDEMNITEE’S OWN NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT.

(f) In the event that an Indemnity Payment pursuant to this ARTICLE V shall be denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the most recent foreign exchange rate of the applicable currency set forth in the exchange rate section of The Wall Street Journal as of the date that notice of the claim with respect to such Liability shall be given to the Indemnifying Party.

(g) The provisions of Section 5.02 through Section 5.12 hereof shall not apply with respect to Taxes or Tax matters (including the control of Tax related proceedings), which shall be governed by the TMA.

Section 5.07. Management of Certain Actions and Shared Actions. This Section 5.07 shall govern the management and direction of pending and future Actions in which members of the Parent Group or the SpinCo Group are named as parties, but shall not alter the allocation of Liabilities set forth in ARTICLE II unless otherwise expressly set forth in this Section 5.07.

(a) From and after the Distribution, the SpinCo Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule V and (ii) Actions (other than Actions set forth on Schedule V) that constitute only SpinCo Liabilities or involve only SpinCo Assets. If an Action that constitutes only a SpinCo Liability or involves only SpinCo Assets is commenced after the Distribution naming a member of the Parent Group as a party thereto, then SpinCo shall use its reasonable best efforts to cause such member of the Parent Group to be removed as a party to such Action and Parent shall use reasonable best efforts to cooperate with SpinCo’s effort.

(b) From and after the Distribution, the Parent Group shall direct the defense or prosecution of any of any (i) Actions set forth on Schedule VI and (ii) Actions (other than Actions set forth on Schedule VI) that constitute only Parent Liabilities or involve only Parent Assets. If an Action that constitutes only a Parent Liability or involves only Parent Assets is commenced after the Distribution naming a member of the SpinCo Group as a party thereto, then Parent shall use its reasonable best efforts to cause such member of the SpinCo Group to be removed as a party to such Action and SpinCo shall use reasonable best efforts to cooperate with Parent’s effort.

(c) From and after the Distribution, the Parties shall separately but cooperatively manage (whether as co-defendants or co-plaintiffs) any Shared Actions. The Parties shall reasonably cooperate and consult with each other, and to the extent permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any Shared Action. Notwithstanding anything to the contrary herein, and except as set forth in Schedule III, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Shared Action; provided that the Parties shall bear their own discovery costs and shall share equally joint litigation costs. In any Shared Action, each of Parent and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Progressive Leasing and Vive Business or the Aaron’s Business, respectively; provided that each Party shall in good faith make reasonable best efforts to avoid adverse effects on the other Party. Notwithstanding anything to the contrary herein, (i) if a judgment is obtained with respect to a Shared Action, the Parties shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the Progressive Leasing and Vive Business and the Aaron’s Business, and otherwise shall share equally such Liabilities and (ii) if a recovery is obtained with respect to a Shared Action, the Parties shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries, and otherwise shall share equally such Assets. A Party that is not named as a defendant in a Shared Action may elect to become a Party to such Shared Action, and the Party named in such Shared Action shall reasonably cooperate to have such first Party named in such Shared Action.

(d) No Party managing an Action pursuant to Section 5.07 shall consent to entry of any judgment or enter into any settlement of or compromise any such Action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed); provided, however, that such non-managing Party shall be required to consent to such entry of judgment or to such settlement that the managing Party may recommend if the judgment or settlement (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) involves only monetary relief which the managing Party has agreed to pay and (iii) includes a full and unconditional release of the non-managing Party. Notwithstanding the foregoing, in no event shall a non-managing Party be required to consent to an entry of judgment or settlement if the effect thereof (x) is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the non-managing

Party’s Group or (y) in the reasonable judgment of such non-managing Party, as reflected in a written objection delivered by such non-managing Party to the managing Party within the period of twenty one (21) days following receipt of the request for consent described above, to have a material adverse financial impact or a material adverse effect upon the ongoing operations of such non-managing Party or, if applicable, its Group Members.

Section 5.08. Right of Contribution.

(a) If any right of indemnification contained in Section 5.02 or Section 5.03 is held unenforceable or is unavailable for any reason (other than in accordance with the terms of this Agreement, in which case this Section 5.08 shall not apply), or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Group Members, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Solely for purposes of determining relative fault pursuant to this Section 5.08: (i) any fault associated with the business conducted with the Assets and Liabilities subject to Section 2.02 where such Assets and Liabilities are SpinCo Assets or SpinCo Liabilities and Parent or a Parent Group Member is the Intended Transferor with respect to such Assets or Liabilities (except for the gross negligence or intentional misconduct of Parent or a Parent Group Member) shall be deemed to be the fault of SpinCo and the other SpinCo Group Members, and no such fault shall be deemed to be the fault of Parent or any other Parent Group Member; (ii) any fault associated with the business conducted with the Assets and Liabilities subject to Section 2.02 where such Assets and Liabilities are Parent Assets or Parent Liabilities and SpinCo or a SpinCo Group Member is the Intended Transferor (except for the gross negligence or intentional misconduct of SpinCo or a SpinCo Group Member) shall be deemed to be the fault of Parent and the other Parent Group Members, and no such fault shall be deemed to be the fault of SpinCo or any other SpinCo Group Member; (iii) any fault associated with the ownership, operation or activities of the Progressive Leasing and Vive Business prior to the Effective Time shall be deemed to be the fault of Parent and the Parent Group Members, and no such fault shall be deemed to be the fault of SpinCo and the other SpinCo Group Members; and (iv) any fault associated with the ownership, operation or activities of the Aaron’s Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the SpinCo Group Member, and no such fault shall be deemed to be the fault of Parent or any other Parent Group Member. The Parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

(c) The provisions of Section 5.04 through Section 5.12 and Section 8.02 through Section 8.05 shall govern any contribution claims.

Section 5.09. Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, its Group Members, or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, neutral mediator or administrative agency anywhere in the world, alleging that: (a) the assumption or retention of any SpinCo Liabilities by SpinCo and other SpinCo Group Members on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the assumption or retention of any Parent Liabilities by Parent and the Parent Group Members on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this ARTICLE V are void or unenforceable for any reason.

Section 5.10. Remedies Cumulative. The remedies provided in this ARTICLE V shall be cumulative and, subject to the provisions of ARTICLE VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided that the procedures set forth in this ARTICLE V shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 5.11. Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Agreement, including this ARTICLE V shall survive (a) the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving any Parent Group Member or SpinCo Group Member.

Section 5.12. Limitation on Liability. IN NO EVENT SHALL PARENT, SPINCO OR ANY OTHER GROUP MEMBER HAVE ANY LIABILITY TO THE OTHER OR TO ANY OTHER GROUP MEMBER, OR TO ANY OTHER SPINCO INDEMNITEE OR PARENT INDEMNITEE, AS APPLICABLE, UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT FOR ANY SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER OR NOT CAUSED BY OR RESULTING FROM NEGLIGENCE OR BREACH OF OBLIGATIONS HEREUNDER AND WHETHER OR NOT INFORMED OF THE POSSIBILITY OF THE EXISTENCE OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE PROVISIONS OF THIS SECTION 5.12 SHALL NOT LIMIT AN INDEMNIFYING PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO ANY LIABILITY ANY INDEMNITEE MAY HAVE TO ANY THIRD PARTY FOR ANY SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, EXCEPT AS OTHERWISE PROVIDED IN THE ANCILLARY AGREEMENTS.

Section 5.13. Insurance Matters.

(a) The Parties intend by this Agreement that, to the extent permitted under the terms of any applicable occurrence-based insurance policy, each of Parent and SpinCo, their respective Group Members, and each of their respective directors, officers and employees will have and will be fully entitled to continue to exercise all rights that any of them may have as of the Effective Time as an insured, additional insured, or loss payee under any occurrence-based policy or any agreements related to such occurrence-based policies in effect before the Effective Time, with respect to events occurring before the Effective Time. The party to whom each occurrence-based insurance program is assigned at the Effective Time is specified on Section 5.13 of the Disclosure Schedules, and the counterparty will continue to have rights to pursue coverage under such policy(s) pursuant to the terms of this Section 5.13.

(b) The Parties intend by this Agreement that, to the extent permitted under the terms and conditions of any applicable claims made or discovery insurance policy, each of Parent and SpinCo, their respective Group Members, and each of their respective directors, officers and employees will continue to exercise all rights that any of them may have as of the Effective Time as an insured, additional insured, or loss payee under any claims made or discovery insurance policy, or any agreements related to such claims made or discovery policies in effect before the Effective Time, with respect to events occurring before the Effective Time. The respective entity inheriting each claims made or discovery insurance program is specified on Section 5.13 of the Disclosure Schedules, and the counterparty will have rights to coverage under such policy(s) pursuant to the terms of this Section 5.13.

(c) After the Effective Time, Parent (and each other Parent Group Member) and SpinCo (and each other SpinCo Group Member) shall not, without the consent of Parent or SpinCo, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any insurance policy if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any Group Member of the other Party with respect to insurance coverage otherwise afforded to such other Party for pre-Distribution claims; provided, however, that the foregoing shall not (i) preclude any Group Member from presenting any claim or from exhausting any policy limit, (ii) require any Group Member to pay any premium or other amount or to incur any Liability or (iii) require any Group Member to renew, extend or continue any policy in force.

(d) The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.

(e) No member of the Parent Group or any Parent Indemnitee will have any Liabilities whatsoever as a result of the insurance policies in effect at any time before the Effective Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(f) Except to the extent otherwise provided in Section 5.13(c), in no event will Parent, any other Parent Group Member or any Parent Indemnitee have any Liability or obligation whatsoever to any SpinCo Group Member if any insurance policy is terminated by an insurer, is unavailable due to liquidation of an insurer, or inadequate to cover any Liability of any SpinCo Group Member for any reason whatsoever, or is not renewed or extended beyond the current expiration date of any such insurance policy.

(g) This Agreement shall not be considered an attempted assignment of any policy of insurance or a contract of insurance and shall not be construed to waive any right or remedy of any Parent Group Member in respect of any insurance policy or any other contract or policy of insurance.

(h) Nothing in this Agreement will be deemed to restrict any SpinCo Group Member from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

(i) To the extent that any insurance policy provides for the reinstatement of policy limits, and both Parent and SpinCo desire to reinstate such limits, the cost of reinstatement will be shared by Parent and SpinCo as the Parties may agree. If either Party, in its sole discretion, determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

(j) Upon the reasonable request of the other Party, each of SpinCo and Parent will share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion and provide the other Party with any assistance that is reasonably necessary or beneficial in connection with such Party’s insurance matters.

Section 5.14. Guarantees, Letters of Credit and Other Obligations.

(a) On or prior to the Effective Time or as soon as practicable thereafter, Parent shall (with the reasonable cooperation of the applicable Parent Group Members) use its commercially reasonable efforts to have any SpinCo Group Members removed as guarantor of or obligor for any Parent Liability. On or prior to the Effective Time or as soon as practicable thereafter, SpinCo shall (with the reasonable cooperation of the SpinCo Group Members) use its commercially reasonable efforts to have any Parent Group Members removed as guarantor of or obligor for any SpinCo Liabilities.

(b) On or prior to the Effective Time or as soon as practicable thereafter, (i) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any SpinCo Group Member with respect to Parent Liabilities, Parent shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Parent would be reasonably unable to comply or (B) which would be reasonably expected to be breached and (ii) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any Parent Group Member with respect to SpinCo Liabilities, SpinCo shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 5.14(a) and Section 5.14(b), (i) with respect to Parent Liabilities, (A) Parent shall, and shall cause the other Parent Group Members to, indemnify, defend and hold harmless each of the SpinCo Indemnitees from and against any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the SpinCo Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) Parent shall not, and shall cause the other Parent Group Members not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a SpinCo Group Member is or may be liable unless all obligations of the SpinCo Group Members with respect thereto are thereupon terminated by documentation satisfactory in form and substance to SpinCo in its sole and absolute discretion and (ii) with respect to SpinCo Liabilities, (A) SpinCo shall, and shall cause the other SpinCo Group Members to, indemnify, defend and hold harmless each of the Parent Indemnitees for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable Parent Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) SpinCo shall not, and shall cause the other SpinCo Group Members not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a Parent Group Member is or may be liable unless all obligations of the Parent Group Members with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Parent in its sole and absolute discretion.

ARTICLE VI

ACCESS TO INFORMATION; CONFIDENTIALITY

Section 6.01. Agreement for Exchange of Information; Archives.

(a) Except in the case of an adversarial Action or threatened adversarial Action by either Parent or SpinCo or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, and subject to Section 6.01(b), each of Parent and SpinCo, on behalf of its respective Group (in such capacity, the “Providing Party”), shall provide, or cause to be provided, to the other Party (the “Requesting Party”), at any time after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of the Providing Party or its Group Members to the extent that (i) such Information relates to the Aaron’s Business, or any SpinCo Asset (including, for the avoidance of doubt, any SpinCo Intellectual Property)

or SpinCo Liability, if SpinCo is the requesting Party, or to the Progressive Leasing and Vive Business, or any Parent Assets or Parent Liability, if Parent is the requesting Party; (ii) such Information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority, including the Commission; provided, however, that, in the event that the Information requested by the requesting Party is not owned by the requesting Party and the Providing Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or, subject to the provisions of Section 6.08, waive any attorney-client privilege or attorney work product protection or other applicable privilege or immunity, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both Parent and SpinCo shall take all commercially reasonable measures to permit the compliance with this Section 6.01(a) in a manner that avoids any such harm or consequence. Both Parent and SpinCo intend that any provision of access to or the furnishing of Information pursuant to this Section 6.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege. The Providing Party shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Providing Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.01(a) shall expand the obligations of the Parties under Section 6.04.

(b) Without limiting, and subject to, the foregoing, until the first SpinCo fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each of SpinCo and Parent to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each of SpinCo and Parent shall use its commercially reasonable efforts to cooperate with the Requesting Party’s Information requests to enable (i) the Requesting Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (ii) the Requesting Party’s auditors to timely complete their annual audit and quarterly reviews of financial statements, including, to the extent applicable, such auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any applicable Laws. As part of such efforts, to the extent requested by the Requesting Party and reasonably necessary for the purposes described in clauses (i) and (ii) of the foregoing sentence, the other Party shall authorize and direct its auditors to make available to the Requesting Party’s auditors, within a reasonable time prior to the date of the Requesting Party’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of such other Party and (y) work papers related to such annual audits and quarterly reviews, to enable the Requesting Party’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of the Requesting Party’s auditors as it relates to the Requesting Party’s auditors’ opinion or report.

(c) Parent and SpinCo each agree that it will only process personal data provided to it by the other Group in accordance with all applicable privacy and data protection Law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other Party and will not knowingly process such personal data in such a way to cause the other Party to violate any of its obligations under any applicable privacy and data protection legislation.

(d) To the extent any books or records are subject to restrictions or limitations set forth in the EMA, such restrictions and limitations shall apply to such books or records, notwithstanding any provisions of this Agreement.

(e) Notwithstanding anything in the foregoing, the Parties’ obligations to provide Information and cooperation with respect to Taxes shall be governed by the TMA, and not by this Section 6.01.

Section 6.02. Ownership of Information. The provision of any Information pursuant to Section 6.01 shall not affect the ownership of Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute the grant or conference of rights of license or otherwise in or to any such Information.

Section 6.03. Compensation for Providing Information. The Requesting Party agrees to reimburse the Providing Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the Providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement or in any Ancillary Agreement, such costs shall be computed in accordance with the Providing Party’s standard methodology and procedures and if there is no such standard methodology and procedures, then on a commercially reasonable basis.

Section 6.04. Record Retention.

(a) Except as otherwise required by Law or agreed in writing, or as otherwise provided in any Ancillary Agreement, each Parent Group Member and each SpinCo Group Member shall use its commercially reasonable efforts to retain, for the retention periods set forth in Parent’s record retention policies and procedures as in effect as of the Effective Time, such other commercially reasonable policies and procedures as may be in adopted by the applicable Group after the Effective Time as provided herein, or such longer period as required by Law, this Agreement or the Ancillary Agreements, all Information in such Group Member’s possession substantially relating to the other Group or its businesses, its former businesses, its Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”). Each Parent Group Member or SpinCo Group Member may amend its record retention policy after the Effective Time so long as (i) the amended policy complies with applicable Law, (ii) the amended policy treats the Retained Information in the same manner as such Group Member’s other Information and (iii) the amended policy does not allow for the destruction of any Retained Information prior to the earliest date after the Effective Time on which such member would have been able to destroy such Retained Information under the applicable Parent Group policy in effect as of the Effective Time. If any member of either Group amends its record retention policy in compliance with the preceding sentence in a manner that reduces the retention period for any Retained Information, it shall provide SpinCo, in the case of any such amendment by a Parent Group Member, or Parent, in the case of any such amendment by a SpinCo Group Member, written notice detailing the changes to the record retention policy, and the Party receiving such notice and its Group Members shall have the opportunity to obtain any Retained Information that would be eligible for destruction under the revised policy at least ninety (90) days prior to the destruction of such Retained Information. Notwithstanding the foregoing, the TMA will govern the retention of Tax related records and the exchange of Tax related information, and the EMA will govern the retention of employment and benefits related records.

(b) Without limiting the foregoing:

(i) The Parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the Parties, and that following the Effective Time, each Party will have some of the Tangible Information of the other Party stored at internal or Third Party records storage locations (each, a “Records Facility”). Tangible Information held in a Records Facility maintained or arranged for by the Party other than the Party that owns such Tangible Information is referred to as “Stored Records”. The Party that maintains the Records Facility where Stored Records are held is referred to as the “Custodial Party” and the Party that owns the Stored Records held in the other Party’s Records Facility is referred to as the “Non-Custodial Party”.

(ii) Each Party shall use commercially reasonable efforts: (A) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 6.04; and (B) to comply with the requirements of any litigation hold that relates to Stored Records as to which it is the Custodial Party that relate to (x) any Action that is pending as of the Effective Time; or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Custodial Party has received a notice of the applicable litigation hold from the Non-Custodial Party.

Section 6.05. Financial Information Certifications.

(a) In order to enable the principal executive officer(s), principal financial officer(s) and principal accounting officer(s) (as such terms are defined in the rules and regulations of the Commission) of Parent to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations thereunder, SpinCo shall, within a reasonable period of time following a request from Parent in anticipation of filing such reports, provide Parent with certifications in support of the certifications of Parent’s principal executive officer(s), principal financial officer(s) and principal accounting officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations thereunder with respect to Parent’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and Parent’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as Parent officers and other key executives provided to the principal executive officer(s), principal financial officer(s) and principal accounting officer(s) of Parent prior to the Effective Time (reflecting any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between Parent and SpinCo.

(b) In order to enable the principal executive officer(s), principal financial officer(s) and principal accounting officer(s) (as such terms are defined in the rules and regulations of the Commission) of SpinCo to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations thereunder, Parent shall, within a reasonable period of time following a request from SpinCo in anticipation of filing such reports, provide SpinCo with certifications in support of the certifications of SpinCo’s principal executive officer(s), principal financial officer(s) and principal accounting officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations thereunder with respect to SpinCo’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and SpinCo’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as Parent officers and other key executives provided to the principal executive officer(s), principal financial officer(s) and principal accounting officer(s) of Parent prior to the Effective Time (reflecting any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between Parent and SpinCo.

Section 6.06. Limitations of Liability.

(a) Each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) understands and agrees that neither Party is representing or warranting in any way as to the accuracy or sufficiency of any Information exchanged or disclosed under this Agreement.

(b) Neither Parent nor SpinCo shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person. Neither Parent nor SpinCo shall have any Liability to the other Party if any Information is destroyed after commercially reasonable efforts by SpinCo or Parent, as applicable, to comply with the provisions of Section 6.04.

Section 6.07. Litigation Matters; Production of Witnesses; Records; Cooperation.

(a) From and after the Effective Time, SpinCo (or an applicable member of the SpinCo Group) shall assume and, except as provided in ARTICLE V, be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of, any SpinCo Action. From and after the Effective Time, Parent (or an applicable member of the Parent Group) shall assume and, except as provided in ARTICLE V, be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of, any Parent Action. For the avoidance of doubt and notwithstanding anything to contrary in this Section 6.07(a) or Section 6.07(d), from and after the Effective Time, any Shared Actions and any Actions set forth on Schedule V or Schedule VI shall be managed (including settlement) in accordance with and subject to Section 8.06.

(b) At all times after the Effective Time, but only with respect to a Third-Party Claim (and to avoid doubt, not in the case of an adversarial Action by one Party or its Group Members against the other Party or its Group Members), each of Parent and SpinCo shall, and shall cause the other members of its Group to, use commercially reasonable efforts to make available, upon written request, the former, current and future directors, officers, employees, other personnel and agents of its Group Members (whether as witnesses or otherwise) and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which Parent or SpinCo, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(c) Without limiting the foregoing, the Parties shall use their commercially reasonable efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions against each other’s Group in respect of which both Parties (or their respective Group Members) may have Liabilities or may possess relevant Information, other than an Action by one or more Group Members against one or more Group Members of the other Group.

(d) Upon the reasonable request of Parent or SpinCo, in connection with any Action as to which cooperation contemplated by this ARTICLE VI is requested or provided, Parent and SpinCo will enter into a mutually acceptable common interest agreement so as to maintain, to the extent appropriate and practicable, any applicable attorney-client privilege or work product immunity, or other privilege, immunity or protection of any member of either Group.

Section 6.08. Privileged Matters. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been rendered for the collective benefit of each of the Parent Group and each of their respective members and the SpinCo Group and each of their respective members, and that each of the Group Members shall be deemed to be the client with respect to such services. To allocate the interests of each Party in the Privileged Information or any other Information (including, for the avoidance of doubt, any Information about Patents, Trademarks, or Other Intellectual Property) in connection with legal or other professional services that have been provided prior to the Effective Time for the collective benefit of each of the Parties and their respective Group Members, whether or not such a privilege, immunity or protection exists or the existence of which is in dispute (collectively, “Common Privileges”), the Parties hereto agree as follows:

(a) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities and protections in connection with Privileged Information which relates to activity prior to the Effective Time regarding the Progressive Leasing and Vive Business and, subject to Section 6.08(c), not to the Aaron’s Business, whether or not the Privileged Information is in the possession of or under the control of any Parent Group Member or any SpinCo Group Member. Parent also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities and protections in connection with Privileged Information which relates to activity prior to the Effective Time regarding any pending or future Action that is, or which Parent reasonably anticipates may become, a Parent Liability and that is not also, or that Parent reasonably anticipates will not become, a SpinCo Liability or a Shared Action Liability, whether or not the Privileged Information is in the possession of or under the control of any Parent Group Member or any SpinCo Group Member.

(b) Subject to Section 6.08(c), SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities and protections in connection with Privileged Information which relates to activity prior to the Effective Time regarding the Aaron’s Business and not to the Progressive Leasing and Vive Business, whether or not the Privileged Information is in the possession of or under the control of any Parent Group Member or any SpinCo Group Member. SpinCo also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities and protections in connection with Privileged Information which relates to activity prior to the Effective Time regarding any pending or future Action that is, or which SpinCo reasonably anticipates may become, a SpinCo Liability and that is not also, or that SpinCo reasonably anticipates will not become, a Parent Liability or a Shared Action Liability, whether or not the Privileged Information is in the possession of or under the control of any Parent Group Member or any SpinCo Group Member.

(c) If the Parties do not agree as to whether certain Information is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges, immunities and protections in connection with any such Information unless the Parties otherwise agree or until a court orders otherwise. The Parties shall use the procedures set forth in ARTICLE IX to resolve any disputes as to whether any information relates to any pending or future Action that is, or is reasonably anticipated to become, a SpinCo Liability or a Parent Liability.

(d) Subject to the restrictions in this Section 6.08, the Parties agree that they shall have equal right to assert all Common Privileges not allocated pursuant to the terms of Section 6.08(a), Section 6.08(b), or Section 6.08(c) (collectively, “Shared Privileges”), and all privileges, immunities and protections relating to any Actions or other matters that involve both Parties (or one or more of their respective Group Members) and in respect of which both Parties have Liabilities under this Agreement (including any Shared Action Liability), and that no such Shared Privilege may be waived by either Party (or any of its Group Members) without the consent of the other Party. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) If a dispute arises between any Parent Group Member, on the one hand, and any SpinCo Group Member, on the other hand, regarding whether a Shared Privilege should be waived to protect or advance the interests of either Party and/or their respective Group Members, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. In the event of any Action or other dispute between or among any of the Parties, or any of their respective Group Members, either such Party may use any Privileged Information in which the other Party or its Group Members has a Shared Privilege, without obtaining the consent of the other Party; provided, that such use shall be limited to the Action or other dispute between the relevant Parties and/or the applicable Group Members, respectively, and shall not operate as or be used by either Party as a basis for asserting a waiver of the Shared Privilege with respect to Third Parties; and provided, further, that the Parties shall, and shall cause their applicable Group Members to, use reasonable efforts to maintain any such Shared Privilege with respect to Third Parties.

(f) Upon receipt by either Party hereto or by any Group Member of its Group of any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information or other Information subject to a Shared Privilege or as to which the other Party or a member of such other Party’s Group has the sole right hereunder to assert a privilege, immunity or protection, or if either Party obtains knowledge that any of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be in writing and delivered no later than seven (7) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information or other Information and to assert any rights it or any Group Member of its Group may have under this Section 6.08 or otherwise to prevent the production or disclosure of such Privileged Information. Each Party shall bear its own expenses in connection with any such request.

(g) Any furnishing of, or access to, Information pursuant to this Agreement is made in reliance on the agreement of Parent and SpinCo, as set forth in this ARTICLE VI to maintain the confidentiality of the Privileged Information and to assert and maintain all applicable privileges, immunities and protections. The access to Privileged Information or other Information being granted and the agreement to provide witnesses herein, the furnishing of notices and documents and other cooperative efforts provided hereby, and the transfer of Privileged Information between and among the Parties hereto and of their respective Group Members pursuant hereto shall not be deemed a waiver of any privilege, immunity or protection that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this ARTICLE VI shall not be deemed to constitute a waiver of any privilege, immunity or protection that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert the privilege, immunity or protection.

(h) In furtherance of, and without limitation to, the Parties’ agreement under this Section 6.08, Parent and SpinCo shall, and shall cause their applicable Group Members to, use reasonable efforts to maintain their respective separate and joint privileges, immunities and/or protections, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Section 6.09. Confidential Information.

(a) Subject to Section 6.09(e) and except as otherwise provided in this Agreement or any Ancillary Agreement, Parent, on behalf of itself and each of the Parent Group Members, and SpinCo, on behalf of itself and each of the SpinCo Group Members, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all business, operations or other information, data or material (in each case whether in written, oral, electronic or other tangible or intangible form) concerning or belonging to the other Party (or its Assets, Liabilities or business) or the other Party’s Group Members (or their respective Assets, Liabilities or businesses) that is either in its possession (including such information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Group Members or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement (except, in each case, to the extent that such information, data or material has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Group Members or any of their respective Representatives in violation of this Agreement; (ii) later lawfully acquired from other sources by such Party or any of its Group Members, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, data or material; or (iii) independently developed or generated without reference to or use of such information, data or material of the other Party or any of its Group Members) (collectively, “Confidential Information”), and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder or thereunder. If any Confidential Information of one Party or any of its Group Members is disclosed to another Party or any of its Group Members in connection with providing services to such first Party or any of its Group Members under this Agreement or any Ancillary Agreement, then such disclosed Confidential Information shall be used only as required to perform such services.

(b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such information in their capacities as such (and who will be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.09(e).

(c) Without limiting the provision of Section 6.01(c), each Party acknowledges that it and its respective Group Members may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Group Members, on the other hand, prior to the Effective Time; or (ii) that, as between the Parties, was originally collected by the other Party or the other Party’s Group Members and that may be subject to and protected by privacy, data protection or other applicable Laws. As may be provided in more detail in an applicable Ancillary Agreement, each Party agrees that it shall hold, protect and use, and shall cause its Group Members and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Group Members, on the one hand, and such Third Parties, on the other hand.

(d) Notwithstanding the limitations set forth in this Section 6.09, with respect to financial and other information related to the SpinCo Group Members for the periods during which such SpinCo Group Members were Subsidiaries of Parent, Parent shall be permitted to disclose such information in its earnings releases, investor calls, rating agency presentations and other similar disclosures to the extent such information has customarily been included by Parent in such disclosures and in its reports, statements or other documents filed or furnished with the Commission in accordance with applicable Law, rules or regulations.

(e) In the event that either Party or any of its Group Members is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Confidential Information of the other Party or its Group Members, such Party shall, unless prohibited by such request or requirement of the applicable Governmental Authority or under applicable Law, provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, and shall reasonably cooperate with such other Party in connection therewith, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Confidential Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Confidential Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority and shall use reasonable best efforts to ensure that confidential treatment is accorded such Confidential Information.

ARTICLE VII

CERTAIN INTELLECTUAL PROPERTY MATTERS

Section 7.01. Legal Names and Other Parties’ Trademarks.

(a) Except as otherwise specifically provided in any Ancillary Agreement or in this ARTICLE VII, promptly after the Effective Time, each Party shall cease (and shall cause all of its respective Group Members to cease): (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s Affiliates and (B) any names or Trademarks confusingly similar thereto or dilutive thereof, with respect to each Party, of the other Party or any of such other Party’s Affiliates ((A) and (B) collectively, in respect of each Party in reference to the other Party or such other Party’s Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s Affiliates; provided, however, that the foregoing shall not prohibit any Party or any Group Member thereof from (1) in the case of any SpinCo Group Member, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with Parent or in the case of any Parent Group Member, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with SpinCo, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated Third Party made such use or would otherwise be legally permissible for any unaffiliated Third Party without the consent of the Party owning such Other Party Mark, (3) in connection with publicly displaying materials in existence as of the Effective Time that are owned by a Party or any Group Member thereof immediately after the Effective Time, but that bear any Other Party Marks, for archival purposes or historical purposes (such as in a museum or museum-like display), and (4) making references in internal historical, corporate and tax records.

(b) Notwithstanding the foregoing requirements of Section 7.01(a), no Group Member shall be required to change any name including the words “Aaron’s” in any Third Party contract or license, or in property records with respect to real or personal property; provided, however, that on a prospective basis from and after the Effective Time each Group Member shall change the name in any new or amended Third Party contract or license or property record.

Section 7.02. Domain Names.

(a) At the expense of SpinCo, each of Parent and SpinCo will use commercially reasonable efforts to ensure the Domain Names in Section 7.02(a) of the Disclosure Schedules are: (i) listed with SpinCo or, on behalf of SpinCo, appropriate local counsel or other designated agent of SpinCo as the owner/registrant; (ii) managed by SpinCo in a SpinCo-controlled registrar account; and (iii) placed on SpinCo domain name servers, in each case within twelve (12) months following the Effective Time.

(b) At the expense of Parent, each of SpinCo and Parent will use commercially reasonable efforts to ensure the Domain Names in Section 7.02(b) of the Disclosure Schedules are: (i) listed with Parent or, on behalf of Parent, appropriate local counsel or other designated agent of Parent as the owner/registrant; (ii) managed by Parent in a Parent-controlled registrar account; and (iii) placed on Parent domain name servers, in each case within twelve (12) months following the Effective Time.

Section 7.03. Licenses to Information and Other Intellectual Property.

(a) Statement of Intent. It is the intent of the Parties, in granting licenses to portions of their respective Information and Other Intellectual Property, to allow: (i) Parent to continue to use Information and Other Intellectual Property that was used by Parent in the conduct of the Progressive Leasing and Vive Business as conducted as of the Effective Time but is owned by SpinCo immediately after the Effective Time, and to continue to conduct the Progressive Leasing and Vive Business as conducted prior to the Effective Time and (ii) SpinCo to use Information and Other Intellectual Property that was used by Parent in the conduct of the Aaron’s Business as conducted as of the Effective Time and is owned by Parent immediately after the Effective Time, and to conduct the Aaron’s Business as conducted by Parent prior to the Effective Time. Each Party agrees, for itself and its respective Group Members, that it will exercise the rights licensed to it under this Section 7.03 in a manner that complies with all applicable Laws.

(b) Licensed SpinCo Information and Licensed SpinCo Other IP.

(i) Subject to the terms and conditions of this Section 7.03(b) and any other applicable provisions of this Agreement, SpinCo grants to Parent (for itself and the beneficial use of the Parent Group Members), and Parent accepts from SpinCo, a non-exclusive, non-transferable (except as expressly provided herein), revocable (only to the extent set forth in Section 7.03(b)(ii)), royalty-free, fully paid-up, worldwide license (without the right to sublicense except as expressly provided below) to use, make, have made, sell, offer for sell, have sold, import, reproduce, copy, distribute, perform, display, modify, duplicate, and create derivative works and improvements of the Licensed SpinCo Information and Licensed SpinCo Other IP, only on and in connection with the conduct of the Progressive Leasing and Vive Business as conducted as of the Effective Time (the “Parent Licensed Purposes”). If any Licensed SpinCo Information or Licensed SpinCo Other IP is, or to the extent that it includes, SpinCo’s

Confidential Information, Parent shall comply with the provisions of this Agreement applicable to its use and disclosure of SpinCo’s Confidential Information. Parent may sublicense the rights licensed to Parent under this Section 7.03(b) to Parent’s contractors only for purposes of providing services to Parent and only for the Parent Licensed Purposes; provided, however, that prior to sublicensing any rights in any Information or Other Intellectual Property that is, or to the extent that it includes, SpinCo’s Confidential Information, Parent shall first require the contractor to execute a binding written agreement pursuant to which such contractor agrees to be bound by provisions directed to the use and disclosure of such Confidential Information that are consistent with Parent’s obligations with respect to such Confidential Information as provided in this Agreement.

(ii) Parent’s license to the Licensed SpinCo Information and the Licensed SpinCo Other IP shall terminate thirty (30) days after its receipt of SpinCo’s written notice of Parent’s breach of any material term of this Agreement applicable to the Licensed SpinCo Information and the Licensed SpinCo Other IP, unless Parent cures such breach and notifies SpinCo in writing of such cure during such thirty (30) day period. In the event of such termination, Parent shall (A) cease any and all use of the Licensed SpinCo Information and the Licensed SpinCo Other IP, and Parent shall have no further right to use the Licensed SpinCo Information and the Licensed SpinCo Other IP anywhere, in any way, or for any purpose, whatsoever, and (B) return, or at SpinCo’s direction, destroy all copies of Licensed SpinCo Information and the Licensed SpinCo Other IP. Unless and until SpinCo terminates Parent’s license to the Licensed SpinCo Information and the Licensed SpinCo Other IP in accordance with this Section 7.03(b)(ii), such license shall be perpetual.

(iii) As between the parties, Parent shall own all derivative works of the Licensed SpinCo Information or Licensed SpinCo Other IP, including all intellectual property rights thereto, created by or on behalf of Parent or any Parent Group Member (“Parent Derivative Works”); provided, however, that to the extent Parent’s or a Parent Group Member’s use of the Parent Derivative Works would infringe, misappropriate, or otherwise violate SpinCo’s copyright or Other Intellectual Property rights in and to the Licensed SpinCo Information or Licensed SpinCo Other IP, (A) Parent (on behalf of itself and the Parent Group Members) may use such Parent Derivative Works only in connection with the Parent Licensed Purposes and only as set forth in this Agreement, and (B) Parent’s right (on behalf of itself and the Parent Group Members) to use and employ such Parent Derivative Works shall terminate upon any termination of the license granted pursuant to this Section 7.03(b).

(c) Licensed Parent Information and Licensed Parent Other IP.

(i) Subject to the terms and conditions of this Section 7.03(c) and any other applicable provisions of this Agreement, Parent hereby grants to SpinCo (for itself and the beneficial use of the SpinCo Group Members), and SpinCo accepts from Parent, a non-exclusive, non-transferable (except as expressly provided herein), revocable (only to the extent set forth in Section 7.03(c)(ii)), royalty-free, fully paid-up, worldwide license (without the right to sublicense except as expressly provided herein) to use, make, have made, sell, offer for sell, have sold, import, reproduce, copy, distribute, perform, display, modify, duplicate, and create derivative works and improvements of the Licensed Parent Information and Licensed Parent Other IP, only on and in connection with the conduct of the Aaron’s Business as conducted as of the Effective Time (the “SpinCo Licensed Purposes”) and only in accordance with this Agreement. If any Licensed Parent Information or Licensed Parent Other IP is, or to the extent that it includes Parent’s Confidential Information, SpinCo shall comply with the provisions of this Agreement applicable to its use and disclosure of Parent’s Confidential Information. SpinCo may sublicense the rights licensed to SpinCo under this Section 7.03(c) to SpinCo’s contractors only for purposes of providing services to SpinCo and only for the SpinCo Licensed Purposes; provided, however, that prior to sublicensing any rights in any Information or Other Intellectual Property that is or includes Parent’s Confidential Information, SpinCo shall first require the contractor to execute a binding written agreement pursuant to which such contractor agrees to be bound by provisions directed to the use and disclosure of such Confidential Information that are consistent with SpinCo’s obligations with respect to such Confidential Information as provided in this Agreement.

(ii) SpinCo’s license to the Licensed Parent Information and the Licensed Parent Other IP shall terminate thirty (30) days after its receipt of Parent’s written notice of SpinCo’s breach of any material term of this Agreement applicable to the Licensed Parent Information and the Licensed Parent Other IP, unless SpinCo cures such breach and notifies Parent in writing of such cure during such thirty (30) day period. In the event of such termination, SpinCo shall (A) cease any and all use of the Licensed Parent Information and the Licensed Parent Other IP, and SpinCo shall have no further right to use the Licensed Parent Information and the Licensed Parent Other IP anywhere, in any way, or for any purpose, whatsoever, and (B) return, or at Parent’s direction, destroy all copies of Licensed Parent Information and the Licensed Parent Other IP. Unless and until Parent terminates SpinCo’s license to the Licensed Parent Information and the Licensed Parent Other IP in accordance with this Section 7.03(c)(ii), such license shall be perpetual.

(iii) As between the parties, SpinCo shall own all derivative works of the Licensed Parent Information or Licensed Parent Other IP, including all intellectual property rights thereto, created by or on behalf of SpinCo or any SpinCo Group Member (“SpinCo Derivative Works”); provided, however, that to the extent SpinCo’s or a SpinCo Group Member’s use of the SpinCo Derivative Works would infringe, misappropriate, or otherwise violate Parent’s copyright or Other Intellectual Property rights in and to the Licensed Parent Information or Licensed Parent Other IP, (A) SpinCo (on behalf of itself and the SpinCo Group Members) may use such Spinco Derivative Works only in connection with the SpinCo Licensed Purposes and only as set forth in this Agreement, and (B) SpinCo’s right (on behalf of itself and the SpinCo Group Members) to use and employ such SpinCo Derivative Works shall terminate upon any termination of the license granted pursuant to this Section 7.03(c).

(d) Use by Subsidiaries.

(i) Any Subsidiary of Parent shall have the same right to use and exploit the Licensed SpinCo Information and the Licensed SpinCo Other IP as Parent. Any Subsidiary of SpinCo shall have the same right to exploit the Licensed Parent Information and the Licensed Parent Other IP as SpinCo. Each Subsidiary that exercises such right shall be bound by, and shall comply with all of the terms and conditions of, this Agreement as though it were “Parent” or “SpinCo,” as applicable, hereunder, but Parent or SpinCo, as applicable, shall at all times remain responsible for all use or other exploitation of the Licensed SpinCo Information, Licensed SpinCo Other IP, Licensed Parent Information, or Licensed Parent Other IP, as applicable, under this Agreement by such Subsidiary.

(ii) If at any time a prior Subsidiary of Parent no longer meets the definition of a Subsidiary of Parent or should cease to exist, such prior Subsidiary shall cease to have the right to use or exploit such Licensed SpinCo Information and Licensed SpinCo Other IP. If at any time a prior Subsidiary of SpinCo no longer meets the definition of a Subsidiary of SpinCo or should cease to exist, such prior Subsidiary shall cease to have the right to exploit such Licensed Parent Information and Licensed Parent Other IP.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 8.01. Further Assurances.

(a) Subject to Section 3.03 and ARTICLE IX, in addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, and shall cause each of its respective Group Members to, use commercially reasonable efforts, prior to and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements and to permit the operations of the Progressive Leasing and Vive Business and the Aaron’s Business after the Effective Time; provided, however, that neither Parent nor SpinCo (nor any of their respective Group Members) shall be obligated under this Section 8.01 to pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees paid to a Governmental Authority.

(b) Without limiting the foregoing, prior to and after the Effective Time, each Party shall, and shall cause its Group Members to, cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Spin-Off, (iii) to make, or cause to be made, all filings with a Governmental Authority necessary to ensure the assignment, transfer or other modification of Governmental Approvals as may be required pursuant to any Environmental Law and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, in each case consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Parent Assets and the SpinCo Assets and assignments and assumptions of Parent Liabilities and the SpinCo Liabilities as provided by this Agreement and the other transactions contemplated hereby.

(c) With respect to a particular Asset that (i) if primarily used or held for use in the Aaron’s Business would be a SpinCo Asset and, if not so primarily used or held for use, would be a Parent Asset or (ii) if primarily used or held for use in the Progressive Leasing and Vive Business would be a Parent Asset and, if not so primarily used or held for use, would be a SpinCo Asset, each Party shall, and shall cause its Group Members to, reasonably cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, in an investigation or analysis to determine whether such Asset is a SpinCo Asset or a Parent Asset and, if such determination is made to the reasonable satisfaction of both Parties, confirm in writing the status of such Asset. Each Party hereto shall cooperate with the other Party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the determination process provided by this Section 8.01(c).

Section 8.02. Late Payments. Except as provided in any Ancillary Agreement, any amount not paid by Group Member to another Group Member when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within sixty (60) days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

Section 8.03. Inducement. SpinCo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in ARTICLE V.

Section 8.04. Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in ARTICLE V, including Section 5.02 and Section 5.03) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Section 8.05. Receipt of Misdirected Assets; Consumer Inquiries.

(a) Except to the extent otherwise provided in connection with Section 2.02, in the event that at any time and from time to time after the Effective Time, Parent or a Parent Group Member shall receive from a Third Party an Asset of the SpinCo Group (including any remittances from account debtors in respect of the SpinCo Group), Parent shall promptly transfer, or cause its Group Member to promptly transfer, such Asset to the appropriate SpinCo Group Member and such SpinCo Group Member shall accept such transfer.

(b) Except to the extent otherwise provided in connection with Section 2.02, in the event that at any time and from time to time after the Effective Time, SpinCo or a SpinCo Group Member shall receive from a Third Party an Asset of the Parent Group (including any remittances from account debtors in respect of the Parent Group), SpinCo shall promptly transfer, or cause its Group Member to promptly transfer, such Asset to the appropriate Parent Group Member and such Parent Group Member shall accept such transfer.

(c) In the event that at any time and from time to time after the Effective Time, Parent or any Parent Group Members shall receive any consumer or Governmental Authority inquiry or complaint relating to any product leased or sold in connection with the Aaron’s Business prior to the Effective Time, Parent shall, or shall cause its Group Member to, promptly forward such consumer or Governmental Authority inquiry or complaint to the appropriate SpinCo Group Member for handling.

(d) In the event that at any time and from time to time after the Effective Time, SpinCo or any SpinCo Group Members shall receive any consumer or Governmental Authority inquiry or complaint relating to any product leased or sold in connection with the Progressive Leasing and Vive Business prior to the Effective Time, Parent shall, or shall cause its Group Member to, promptly forward such consumer or Governmental Authority inquiry or complaint to the appropriate Parent Group Member for handling.

(e) Each Party hereto shall cooperate with the other Party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers and communications contemplated by this Section 8.05.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.01. Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and arbitration set forth in this ARTICLE IX shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including, all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Time), between or among any Parent Group Member and any SpinCo Group Member (collectively, “Disputes”). Each Party hereto agrees on behalf of itself and its respective Group Members that the procedures set forth in this ARTICLE IX shall be the sole and exclusive remedy in connection with any Dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Section 11.13 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. EACH PARTY ON BEHALF OF ITSELF AND ITS RESPECTIVE GROUP MEMBERS IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY CLAIM, CONTROVERSY OR DISPUTE SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 9.01.

Section 9.02. Negotiation and Mediation.

(a) The Parties hereto agree to use commercially reasonable efforts to resolve expeditiously any Dispute between them or any of their respective Group Members with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, and if other means of resolving the Dispute are not effective, a Party hereto involved (or a Group Member of which is involved) in a Dispute, in order to pursue such Dispute further, shall deliver a notice (an “Escalation Notice”) requesting an in-person meeting involving representatives of the Parties hereto at a senior level of management of the Parties hereto (or if the Parties hereto agree, of the appropriate strategic business unit or division within each Party). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer, of each Party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use commercially reasonable efforts to meet within twenty (20) Business Days of the Escalation Notice.

(b) If the Parties are unable to resolve the dispute within thirty (30) Business Days after the date of the Escalation Notice, any Party hereto will have the right to begin arbitration under Section 9.03.

(c) The Parties may, by mutual consent, select a mediator to aid the Parties in their discussions and negotiations. Any opinion expressed by any such mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by any such mediator be admissible in any arbitration proceedings. Costs of any mediation shall be borne equally by the Parties, except that each Party shall be responsible for its own expenses. Mediation is not a prerequisite to seeking arbitration under Section 9.03.

(d) The Parties agree that all discussions and negotiations between the Parties during the foregoing proceedings will be inadmissible as evidence and without prejudice to the legal position of a Party in any subsequent Action.

Section 9.03. Arbitration.

(a) Except as otherwise set forth herein, any arbitration hereunder will be submitted to and administered by the American Arbitration Association (the “AAA”) in accordance with its Procedures for Large, Complex Commercial Disputes then prevailing (the “AAA Rules”). Unless otherwise agreed by the Parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount subject to such Dispute, together with all then-existing Disputes arising out of substantially the same facts, and inclusive of all claims and counterclaims, totals less than $10 million; or (ii) by an arbitral tribunal of three arbitrators if (A) the amount subject to such Dispute, together with all then-existing Disputes arising out of substantially the same facts, inclusive of all claims and counterclaims, is equal to or greater than $10 million or (B) either Party elects in writing to have such

Dispute decided by three arbitrators; provided, however, that the Party that makes a request referred to in the foregoing clause (B) shall solely bear the increased costs and expenses associated with a panel of three arbitrators (i.e., the additional costs and expenses associated with the two additional arbitrators (as determined by the arbitrator)). In the event that arbitration shall be before an arbitral tribunal of three arbitrators in accordance with clause (ii) of the preceding sentence, any references to the “arbitrator” in this ARTICLE IX shall be deemed to refer to such arbitration panel or each such arbitrator or any such arbitrator, as the context indicates or requires.

(b) If the arbitration shall be before an arbitral tribunal of three independent arbitrators, the panel of three arbitrators shall be chosen as follows: (i) the AAA shall send to the Parties a list setting forth the names of fifteen (15) potential arbitrators and (ii) the Parties shall alternatively strike from the combined list until three names remain, which shall be the selected arbitrators. If the arbitration shall be before a sole arbitrator, then the sole arbitrator shall be appointed by agreement of the Parties within fifteen (15) Business Days from the date of receipt of written demand of either party. If the Parties cannot agree to a sole arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed as follows: (A) the AAA shall send to the Parties a list setting forth the names of ten (10) potential arbitrators and (B) the Parties shall alternatively strike from the combined list until one name remains, which shall be the selected arbitrators. Any arbitrator selected pursuant to this Section 9.03(b) shall be neutral and disinterested with respect to each of the Parties and the matter and shall be reasonably competent in the applicable subject matter of the Dispute, with any determinations as to whether an arbitrator satisfies such criteria to be made by the AAA.

(c) The arbitrator selected pursuant to Section 9.03(b) will set a time for the hearing of the matter, which will commence no later than 180 days after the selection of the arbitrator pursuant to Section 9.03(b). The arbitrator may extend such period at the arbitrator’s discretion pursuant to a reasoned request from either Party or on the arbitrator’s own initiative if it is necessary to do so. The arbitrator shall use the arbitrator’s best efforts to reach a final decision and render the same in writing to the Parties not later than sixty (60) days after Dispute being fully submitted to the arbitrator for decision, unless otherwise agreed by the Parties in writing. Failure of the arbitrator to do so, however, shall not be a basis for challenging the decision.

(d) The decision of the arbitrator or a majority of the arbitration panel will be final and binding on the Parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the Parties. Arbitration awards will bear interest from the date of the award at an annual rate of the Prime Rate plus 5%. To the extent that the provisions of this Agreement and the AAA Rules conflict, the provisions of this Agreement shall govern.

(e) The Parties may obtain and take discovery as permitted by the arbitrator, in the arbitrator’s discretion, including as to the type of discovery and parameters on the timing and/or completion of such discovery, and consistent with the AAA Rules.

(f) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Ancillary Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, however, that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the Parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award special, punitive or exemplary damages, except to the extent such damages are expressly permitted by the terms of this Agreement (including Section 5.12 hereof) or any Ancillary Agreement (provided that this clause (ii) shall not limit the award of any such damages to the extent they are included in any Liabilities to Third Parties as to which the provisions of this ARTICLE IX are applicable). It is the intention of the Parties that in rendering a decision the arbitrator gives effect to the applicable provisions of this Agreement and the Ancillary Agreements and follows applicable Law (it being understood and agreed that judicial review is limited to the matters set forth in Section 9.03(i)).

(g) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing Party. Any decision rendered under such circumstances shall be as valid and enforceable as if the Parties had appeared and participated fully at all stages.

(h) The expenses of the arbitration, including the arbitrator’s fees and expert witness fees, incurred by the Parties to the arbitration, may be awarded to the prevailing Party, in the discretion of the arbitrator, or may be apportioned between the Parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator makes any such award or apportionment, the fees of the arbitrator and all other arbitration costs shall be borne equally by each Party involved in the matter and each Party shall be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Party.

(i) Any arbitration award shall be an award with a holding in favor of or against a Party on each claim and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof. Any award shall not be vacated or appealed except on the basis of (i) the award being procured by fraud or corruption, (ii) the arbitrator being partial or corrupt or (iii) the arbitrator exceeding the scope of the power granted to the arbitrator in this Agreement.

(j) Regardless of whether an Escalation Notice has been delivered, prior to the time at which the arbitrator is appointed pursuant to Section 9.03(b), either Party may seek one or more temporary restraining orders in a court of competent jurisdiction, subject to Section 11.12, if necessary in order to preserve and protect the status quo and/or to prevent irreparable harm. Neither the request for, nor the grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein, and the arbitrator may order the Parties to petition the court to dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof.

(k) Except as required by Law, the Parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of ARTICLE IX and except as may be required in order to enforce any award. Each of the Parties shall request that the arbitrator comply with such confidentiality requirement.

(l) If at any time the arbitrator shall fail to serve as such for any reason, the Parties shall select a new arbitrator who shall be disinterested as to the Parties and the matter in accordance with the procedure set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the arbitrator.

(m) Any arbitration proceedings hereunder shall take place in Atlanta, Georgia, unless another location is otherwise agreed to in writing by the Parties.

(n) The interpretation of the provisions of this ARTICLE IX, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable U.S. federal Law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 11.02.

Section 9.04. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE IX with respect to all matters not subject to such Dispute to the extent such Party is obligated to do so pursuant to the underlying agreement.

ARTICLE X

TERMINATION

Section 10.01. Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of Parent without the approval of any Person, including SpinCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

Section 10.02. Effect of Termination. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its directors, officers, agents or employees, shall have any Liability of any kind to any Person by reason of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Counterparts; Entire Agreement; Conflicts; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Each Party acknowledges that it and the other Party may execute this Agreement and any Ancillary Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind it to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement or Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date hereof) and delivered in person, by mail or by courier.

(b) This Agreement, the Ancillary Agreements and the exhibits, Schedules and annexes hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements. In the event of any conflict or inconsistency between the Transfer Documents and this Agreement, the provisions of this Agreement shall control over the inconsistent provisions of such Transfer Documents. The Parties agree that the Transfer Documents are not intended and shall not be construed in any way to enhance, modify or decrease any of the rights or obligations of Parent, any Parent Group Member, SpinCo or any SpinCo Group Member from those contained in this Agreement and the other Ancillary Agreements.

(d) Except as otherwise expressly provided in this Agreement, and subject to the preceding paragraph (c), in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement other than the Transfer Documents, the provisions of such Ancillary Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in the Ancillary Agreement. For the avoidance of doubt, the TMA shall govern all matters (including any indemnities and payments among the parties and each other member of their respective Groups and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes or otherwise specifically addressed in the TMA.

(e) Parent represents on behalf of itself and each other Parent Group Member, and SpinCo represents on behalf of itself and each other SpinCo Group Member, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Effective Time) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 11.02. Governing Law. This Agreement, and, unless expressly proved therein, each Ancillary Agreement, (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby or thereby or to the inducement of any party to enter herein or therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Georgia irrespective of the choice of Laws principles of the State of Georgia, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 11.03. Assignability. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as specifically provided in any Ancillary Agreement, none of this Agreement, any of the Ancillary Agreements or any of the rights, interests or obligations hereunder or thereunder may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other party to the agreement being so assigned or delegated, and any such assignment without such prior written consent shall be null and void. Except as specifically provided in any Ancillary Agreement, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement or the Ancillary Agreements if: (a) any party to this Agreement or any Ancillary Agreement (or any of its successors or permitted assigns) (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Business Entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and/or Assets to any Person; and (b) in any such case, the resulting, surviving or assignee Person expressly assumes all of the obligations of the relevant party (or its successors or permitted assigns, as applicable) under this Agreement and all applicable Ancillary Agreements. No assignment permitted by this Section 11.03 shall release the assigning party from Liability for the full performance of its obligations under this Agreement or such Ancillary Agreement(s).

Section 11.04. Third-Party Beneficiaries. Except for the indemnification and contribution rights under this Agreement of any Parent Indemnitee or SpinCo Indemnitee in their respective capacities as such under ARTICLE V and for the releases under Section 5.01 of any Person provided therein, and for the rights of insureds pursuant to Section 5.13, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties hereto and their respective Group Members, after giving effect to the Distribution, and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Group Members, after giving effect to the Distribution, and their permitted successors and assigns, any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any other Third Party with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 11.05. Notices. All Notices shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail transmission (return receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.05):

If to Parent, to:

PROG Holdings, Inc.

256 W. Data Drive

Draper, Utah 84020

Attn: Marvin Fentress

Email: marvin.fentress@progleasing.com

If to SpinCo to:

The Aaron’s Company, Inc.

400 Galleria Parkway SE, Suite 300

Atlanta, Georgia 30339

Attn: Rachel George

Email: rachel.george@aarons.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 11.06. Severability. In the event that any one or more of the terms or provisions of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any Ancillary Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement (or the applicable Ancillary Agreement) which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement or any Ancillary Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 11.07. Publicity. From and after the Effective Time, each of Parent and SpinCo shall consult with the other prior to issuing, and shall, subject to the requirements of Section 6.09, provide the other Party the opportunity to review and comment upon, that portion of any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby or by any Ancillary Agreement and prior to making any filings with any Governmental Authority or national securities exchange with respect thereto (including the Information Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs, each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution SEC Report”). Each Party’s obligations pursuant to this Section 11.07 shall terminate on the date on which such Party’s First Post-Distribution SEC Report is filed with the Commission.

Section 11.08. Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, (a) all Third Party fees, costs and expenses incurred by either the Parent Group or the SpinCo Group in connection with effecting the Spin-Off prior to or on the Distribution Date, whether payable prior to, on or following the Distribution Date, will be borne and paid by Parent (but excluding for the avoidance of doubt, Liabilities under clause (f) of the definition of “SpinCo Liabilities”) and (b) all Third Party fees, costs and expenses incurred by either the Parent Group or the SpinCo Group in connection with the Spin-Off following the Distribution Date, will be borne and paid by the Party incurring such fee, cost or expense; provided, that, notwithstanding anything in this Agreement to the contrary, (I) that Parent’s obligations under the foregoing clause (a) shall not exceed the amount set forth on Schedule VII and (II) that any costs and expenses incurred in obtaining any Consent or novation from a Third Party in connection with the assignment to and assumption by a Party or any of its Group Members of any contracts, commitments or understandings in connection with the Separation shall be borne by the Party or Group Member to which such contract, commitment or understanding is being assigned.

Section 11.09. Headings. The article, section and paragraph headings contained in this Agreement and the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 11.10. Survival of Agreements. Except as expressly set forth in this Agreement or any Ancillary Agreement, the representations, warranties, covenants and agreements in this Agreement and each Ancillary Agreement and the Liabilities for the breach of any obligations contained herein or therein shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 11.11. Waivers of Default. No failure or delay of any Party (or its applicable Group Members) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

Section 11.12. Consent to Jurisdiction. Subject to the provisions of ARTICLE IX, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Georgia State-Wide Business Court, and (b) the United States District Court for the Northern District of Georgia (the “Georgia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with ARTICLE IX or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Georgia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 11.05 shall be effective service of process for any action, suit or proceeding in the Georgia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.12. Each of the Parties irrevocably and unconditionally waives any objection to any Georgia Court’s exercise of personal jurisdiction over the Parties and the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby in the Georgia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.13. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (a) an injunction or injunctions issued in any arbitration in accordance with ARTICLE IX to enforce specifically the terms and provisions hereof, (b) provisional or temporary injunctive relief in accordance with Section 9.03(j) in any Georgia Court, and (c) enforcement of any such award of an arbitral tribunal or a Georgia Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 11.14. Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified unless such waiver, amendment, supplement or modification is in writing and signed by an authorized representative of both Parties and their relevant Group Members, as the case may be.

Section 11.15. Interpretation. In this Agreement and in any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section or Schedule references are to the Articles, Sections and Schedules of or to this Agreement (or the applicable Ancillary Agreement), unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the schedules, exhibits and annexes to such agreement; (e) any capitalized terms used in any Schedule to this Agreement (or to any Ancillary Agreement) but not otherwise defined therein shall have the meaning as defined in this Agreement (or the applicable Ancillary Agreement) to which such Schedule is attached, as applicable; (f) any reference herein to this Agreement or any Ancillary Agreement, unless otherwise stated, shall be construed to refer to this Agreement or such Ancillary Agreement as amended, supplemented or otherwise modified from time to time, in accordance with the terms thereof; (g) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary

Agreement) means “including, without limitation,” unless otherwise specified; (h) unless otherwise specified, the word “or” shall not be exclusive; (i) unless otherwise specified in a particular case, the word “days” refers to calendar days; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof”, “the date of this Agreement”, “hereby” and “hereupon” and words of similar import shall all be references to November 29, 2020.

Section 11.16. Group Members. Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a Parent Group Member and SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a SpinCo Group Member.

Section 11.17. Force Majeure. Neither Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for failure to fulfill any obligation so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) provide notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement or any Ancillary Agreement as soon as reasonably practicable; provided, that, prior to any Party invoking the benefit of this provision as a result of a Force Majeure with respect to the COVID-19 pandemic, such Party shall use commercially reasonable efforts to mitigate the impact of the COVID-19 pandemic with respect to its failure or potential failure to fulfill any obligation under this Agreement or any Ancillary Agreement.

Section 11.18. Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 11.19. No Reliance on Other Party. The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Ancillary Agreements and their rights in connection with this Agreement and the Ancillary Agreements. The Parties hereto are not relying upon any representations or statements made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

Section 11.20. Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of Parent or SpinCo, or any of their respective Group Members, in such individual’s capacity as such, shall have any Liability in respect of or relating to the covenants or obligations of Parent or SpinCo, as applicable, under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each Parent and SpinCo, for itself and its respective Group Members and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such Liability that any such Person otherwise might have pursuant to applicable Law.

Section 11.21. No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, none of the Parties nor any member of their respective Groups shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Parties or any member of their respective Groups arising out of this Agreement or any Ancillary Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

AARON’S HOLDINGS COMPANY, INC.

By:	/s/ Steven A. Michaels
Name: Steven A. Michaels
Title: Chief Executive Officer, Progressive Leasing

THE AARON’S COMPANY, INC.

By:	/s/ Douglas A. Lindsay
Name: Douglas A. Lindsay
Title: Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]